As filed with the Securities and Exchange Commission on November 14, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________
FORM SB-2

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

NEWSUMMIT BIOPHARMA CO., INC.
(Name of small business issuer in its charter)

Delaware	98-0472776
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

398 Tianlin Road
4th Floor, Xuhui District
Shanghai, PRC 200233
(8621) 54902299
(Address and telephone number of principal executive offices and principal place of business)
____________________________
Robert S. Matlin, Esq. Uche D. Ndumele, Esq. Kirkpatrick & Lockhart Nicholson Graham LLP 599 Lexington Avenue New York, New York 10022 (212) 536 3900
(Names, addresses and telephone numbers of agents for service)
____________________________
Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the securities act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 par value
Total	10,000,000	$2.00	$20,000,000.00	$2,354.00
(1)  Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted

PROSPECTUS

Subject to completion, dated November 14, 2005

NEWSUMMIT BIOPHARMA CO., INC.

10,000,000 Shares of Common Stock

This prospectus relates to an offer to exchange (the “Exchange Offering”) shares of Newsummit Biopharma Co., Inc.’s (“Newsummit Delaware”) common stock for all of the issued and outstanding shares of Green Villa Holdings, Ltd., a privately owned company organized under the laws of the Cayman Islands (“Green Villa”). The share exchange will result in all of our common stock being owned by the shareholders of Green Villa. Green Villa owns 80.08% of the capital stock of Shanghai Newsummit Biopharma Co., Ltd., a China based company.

The closing of the Exchange Offering is subject to the to the effective registration of the shares of Newsummit Delaware’s Common Stock.

The Common Stock will be traded on the Over-the-Counter Bulletin Board maintained by members of the National Association of Securities Dealers, Inc. (the “OTC Bulletin Board”) upon effectiveness of this Registration Statement.

The securities being offered under this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 4 to read about significant risk factors you should consider before investing in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Our principal executive offices are located at 398 Tianlin Road, 4th Floor, Xuhui District, Shanghai, PRC and our telephone number is (8621) 54902299.

The date of this Prospectus is [______________], 2005.

i

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Our Business
Shanghai Newsummit Biopharma Co., Ltd. (the “Company” or “Newsummit”) has been deemed by the Shanghai Foreign Investment Working Commission to be a Sino-Foreign Joint Venture. The Company was founded in 2001 by its current senior management team, Mr. Jun Ren, Chief Executive Officer, and Mr. Yang Bin Huang, Chief Operating Officer, to engage in the commercialization of biopharmaceutical drugs being developed at Chinese universities, pharmaceutical research centers and at other biopharmaceutical companies. At present, Green Villa owns 80.08% of the Company. Shanghai Fudan National Science Park Co. Ltd., owns 3.98% of the Company and Shanghai Science and Technology Investment Co., Ltd. owns the remaining 15.94% of the Company. Newsummit Delaware intends to acquire all of the outstanding stock of Green Villa pursuant to this Exchange Offering. The description of the business refers at all times to the business of Newsummit.

Newsummit seeks to capitalize on the emerging biopharmaceutical industry in the People’s Republic of China (the “PRC”) by providing contract drug development services to facilitate drug optimization, clinical trial execution and new drug regulatory approval. In addition, the Company seeks to capitalize on new drug lab and pilot research, new drug application, pre-clinical and clinical research, and commercialization with pharmaceutical companies interested in manufacturing, marketing and selling biopharmaceutical products.

Our Principal Offices

Newsummit leases 831 square meters of space for the Company’s headquarters facilities at 398 Tianlin Road, 4th Floor, Xuhui District, Shanghai, PRC.

The Exchange Offering

Common stock offered in the Exchange Offering	10,000,000 shares. This represents all of our outstanding stock.

Common Stock:
Proposed OTC Bulletin Board symbol for our Common Stock	[____________]
Use of proceeds	There will not be any proceeds as a result of this Exchange Offering.

Risk Factors

Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. See the risk factors on page 4 of this prospectus.

Summary Financial Data

The following table summarizes our financial information. You should read this information together with the financial statements and the notes to the financial statements appearing elsewhere in this prospectus.

SHANGHAI NEWSUMMIT BIOPHARMA CO., LTD. STATEMENTS OF OPERATIONS FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2005 AND 2004

	For the Six Month Periods Ended June 30
	2005	2004
Net revenue	$1,859,371	$503,239

Cost of revenue	117,857	140,033

Gross profit	1,741,514	363,206

Operating expenses
Selling expenses	158,485	77,830
R & D expenses	193,396	184,525
General and administrative expenses	584,298	112,400
Total operating expenses	936,179	374,755

Income from operations	805,335	(11,549)

Non-operating Income (expense):
Subsidy income	4,840	33,880
Interest income	1,256	-
Foreign currency gain (loss)	(119)	-
Interest expense	(815)	-
Total non-operating income (expense)	5,162	33,880

Income before income tax	810,497	22,331

Provision for income tax	(186,903)	-
Net Income	$623,594	$22,331

Basic & diluted weighted average shares outstanding	16,746,409	10,000,000

Basic & diluted earnings per share	$0.04	$0.002

RISK FACTORS

This investment involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. There may be additional risks that we do not know of or that we consider immaterial. All of these risks may impair our business operations. If any of the following risks are realized, our business, operating results and financial condition could be materially harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATING TO OUR FINANCIAL CONDITION

Newsummit may require additional financing in the future and a failure to obtain such required financing will inhibit its ability to grow. The continued growth of its business may require additional funding from time to time. Funding would be used for general corporate purposes, which may include acquisitions, investments, repayment of debt and capital expenditures.

Obtaining additional funding would be subject to a number of factors, including market conditions, operational performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional funding unattractive, or unavailable, to us. The terms of any future financing may adversely affect the interests of stockholders.

RISKS RELATING TO OUR BUSINESS

New Business Development and Project Origination Risk

Newsummit may not be able to acquire or license the rights to additional product candidates on terms that it finds acceptable, or at all. If Newsummit is successful in acquiring such product candidates, they may be required to raise additional capital for research and development, regulatory review and marketing efforts associated with such products. This will require substantial investment before a new product candidate could provide any revenue. Newsummit intends to seek third party manufacturing partners to share the investment burden, but may also require additional debt and equity financing, to the extent that such funding is available under reasonable terms and conditions, in order to fund research and development efforts. Newsummit has not yet sought any commitments for such financing and no assurance can be given that additional financing will be available, or if available, will be on acceptable terms.

Dependence upon Key Personnel

Newsummit’s success depends on its management team and other key personnel, the loss of any of whom could disrupt its business operations. Newsummit’s future success will depend in substantial part on the continued service of its senior management, Mr. Ren, the Company’s founder and Chief Executive Officer, and Mr. Yi Zhang, Deputy General Manager and Mrs. Yang Bin Huang, the Company’s Chief Operating Officer. The loss of the services of one or more of these key personnel could impede implementation of Newsummit’s business plan and result in reduced profitability.

Newsummit does not carry key person life insurance in respect of any of its officers or employees. Newsummit’s future success will also depend on the continued ability to attract, retain and motivate highly qualified technical sales and marketing customer support. Because of the rapid growth of the economy in the PRC, competition for qualified personnel is intense. The Company can not assure that it will be able to retain its key personnel or that it will be able to attract, assimilate or retain qualified personnel in the future.

Dependence Upon Key Personal Relationships

Newsummit and some of its individual key operating personnel enjoy a highly visible and well-regarded view by state and local government, regulatory and state-affiliated enterprise officials. This reputation and relationship are instrumental in Newsummit having favored access to state-enterprise research projects and research institute technical resources, and results in the Company possessing a competitive advantage. A loss of such standing may have an adverse effect on the Company’s business prospects.

Regulatory Risk

There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on Newsummit’s business or that regulators or third parties will not raise material issues with regard to the Company’s business or operation, or Newsummit’s compliance or non-compliance with applicable regulations. Furthermore, any changes in applicable laws or regulations may have a material adverse effect on Newsummit.

Intellectual Property Risk

Newsummit is developing drug candidates for which there may or may not be existing patent protection. If Newsummit fails to protect adequately or enforce its intellectual property rights, competitors may produce and market products similar to those under development by Newsummit. In addition, Newsummit is developing drug candidates for domestic sales that may be subject to intellectual property rights in jurisdictions outside of China. Although Newsummit makes every effort to insure it is not intentionally infringing on any existing intellectual property rights, either domestically or internationally, there can be no assurance that the Company may not be the subject of litigation and infringement claims by third parties.

Controlling Interest Risk

Newsummit’s management owns a significant amount of the Company’s common stock, giving them influence or control in corporate transactions and other matters, and their interests could differ from those of other stockholders. Newsummit’s principal executive officer, Mr. Ren, owns, directly and beneficially, approximately 41.07% percent of Newsummit’s outstanding common stock. As a result, he is in a position to significantly influence or control the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of any amendment to its Certificate of Incorporation or bylaws, and the approval of significant corporate transactions. His control may delay or prevent a change of control on terms favorable to other stockholders and may adversely affect voting and other stockholders rights.

Uncertain Revenues/Penalty Provision of Technology Transfer Contracts

Newsummit generates the dominant portion of its revenues from fees and milestone payments resulting from the Company’s technology transfer relationships. The services for these customers will be performed over a period of years. The contracts covering these business relationships include penalty provisions, which if Newsummit fails to meet certain milestones within the time or costs defined in the contract, may result in Newsummit returning a percentage of monies received. There can be no assurance that Newsummit will successfully meet the conditions of these contracts.

RISKS RELATING TO THE PEOPLE'S REPUBLIC OF CHINA

Economic Policies of the PRC

The PRC’s Economic Policies could affect Newsummit’s business. Substantially all of the Company’s assets are located in the PRC and substantially all Company revenue is derived from operations in the PRC. Accordingly, Newsummit’s results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in the PRC.

While the PRC’s economy has experienced significant growth in the past twenty years, such growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of the PRC, but they may also have a negative effect on Newsummit. For example, operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

The economy of the PRC has been changing from a planned economy to a more market-oriented economy. In recent years, the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets, and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in the PRC are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over the PRC’s economic growth through the allocation of resources, the control of payment of foreign currency-denominated obligations, the setting of monetary policy and the provision of preferential treatment to particular industries or companies.

Capital outflow policies in the PRC may hamper Newsummit’s ability to expand its business and/or operations internationally. The PRC has adopted currency and capital transfer regulations. These regulations may require Newsummit to comply with complex regulations for the movement of capital. Although Newsummit’s management believes that it is currently in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change, the Company may not be able to remit income earned and proceeds received in connection with any off-shore operations or from other financial or strategic transactions the Company may consummate in the future.

Currency Fluctuations

Fluctuation of the Renminbi (“RMB”), the currency of the PRC, could materially affect Newsummit’s financial condition and results of operations. The value of the RMB fluctuates and is subject to changes in the PRC’s political and economic conditions. Since July 2005, the conversion of RMB into foreign currencies, including United States dollars, are pegged against the inter-bank foreign exchange market rates or current exchange rates of a basket of currencies on the world financial markets. As of November 7, 2005, the exchange rate between the RMB and the United States dollar was 8.092 RMB to every one United States dollar.

Political Risk

Newsummit may face obstacles from the communist system in the PRC. Foreign companies conducting operations in the PRC face significant political, economic and legal risks. The Communist regime in the PRC, including a cumbersome bureaucracy, may hinder Western investment. Newsummit may have difficulty establishing adequate management, legal and financial controls in the PRC.

Business Practice Risk

The PRC historically has not adopted a Western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. Newsummit may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, the Company may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Foreign Citizenship Risk

It will be extremely difficult to acquire jurisdiction and enforce liability against our officers, directors and assets based in the PRC. Because Newsummit’s executive officers and current directors, including, the Chairman of the Board of Directors, are Chinese citizens, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or our officers and directors by a stockholder or group of stockholders in the United States. Also, because the majority of our assets are located in the PRC, it would also be extremely difficult to access those assets to satisfy an award entered against Newsummit in a court in the United States.

Intense Price Competition, Low Barriers to Entry to Biopharmaceuticals Industry.

The biopharmaceutical industry is highly fragmented and subject to intense price competition. There are approximately only 20 approved biopharmaceutical drugs currently approved for commercial sales. However, each of these approved drugs may have as many as 21 manufacturers. This has led to predatory pricing practices that result in short and long-term price drops of as much as 60% or more for a given product. Newsummit may not realize royalty and revenue-sharing financial objectives if its partnered products become subject to such predatory pricing.

There can be no guarantee that the PRC will comply with the membership requirements of the World Trade Organization.

Due in part to the relaxation of trade barriers following World Trade Organization (the “WTO”) accession in January 2002, we believe the PRC will become one of the world’s largest pharmaceutical markets by the middle of the twenty-first century. As a result, we believe the Chinese market presents a significant opportunity for both domestic and foreign drug manufacturers. With the Chinese accession to the WTO, the Chinese pharmaceutical industry is gearing up to face the new patent regime that is required by WTO regulation. The Chinese government has begun to reduce its average tariff on pharmaceuticals. The PRC has also agreed that foreign companies will be allowed to import most products, including pharmaceuticals, into any part of the PRC. Current trading rights and distribution restrictions are to be phased out over a three-year period. In the sensitive area of intellectual property rights, the PRC has agreed to implement the trade-related intellectual property agreement of the Uruguay Round. There can be no assurances that the PRC will implement any or all of the requirements of its membership in the WTO in a timely manner, if at all.

Increased Foreign Competition

The admission of the PRC into the WTO could lead to increased foreign competition for Newsummit. Domestic competition in the biopharmaceutical industry is highly fragmented and foreign competition is minimal. However, as a result of the PRC becoming a member of the WTO, import restrictions on pharmaceuticals products are expected to be reduced. With the lowering of import restrictions and the WTO's requirement for a reduction of import tariffs as a condition of membership, such reduced import restrictions and tariffs for Newsummit may result in an increase of foreign products and could in turn lead to increased competition in the domestic biopharmaceutical industry.

Regulatory Risk

The Company may not be able to obtain regulatory approvals for its products. The manufacture and sale of biopharmaceuticals products in the PRC is regulated by the federal State Food and Drug Administration (the “SFDA”) and local SFDA offices within the provincial government. Although Newsummit’s licenses and regulatory filings are current, the uncertain legal environments in the PRC and its biopharmaceutical industry may be vulnerable to local government agencies or other parties who wish to renegotiate the terms and conditions of, or terminate their agreements or other understandings with Newsummit.

Judicial and Ministerial Corruption Risk

Another obstacle to foreign investment in the PRC is corruption. Newsummit may face judicial and ministerial corruption in the PRC. There is no assurance that we will be able to obtain recourse, if desired, through the PRC’s poorly developed and sometimes corrupt judicial systems. In addition, many of the regulatory and business authorities with whom Newsummit normally conducts its business, are state employees or affiliated state-enterprise employees. These officials may engage in corrupt activities which may negatively impact Newsummit’s ability to conduct business.

We may acquire technologies or companies in the future, which could result in the dilution of our stockholders and disruption of our business, and reduce our revenues.

We are continually evaluating business alliances and external investments in technologies related to our business. Acquisitions of, and division of companies, businesses, or products entail numerous risks, any of which could materially harm our business in several ways, including diversion of management's attention from our business objectives and other business concerns; failure to integrate efficiently businesses or technologies acquired in the future with our pre-existing business or technologies; potential loss of key employees from either our pre-existing business or the acquired business; dilution of our existing stockholders as a result of issuing equity securities; and assumption of liabilities of the acquired company. Some or all of these problems may result from future acquisitions or investments. Furthermore, we may not realize any value from such acquisitions or investments.

RISKS RELATING TO THIS OFFERING

We do not intend to pay any dividends for the foreseeable future.

We have never paid dividends and do not intend to pay any dividends in the foreseeable future. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available, the earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant. As a result, you may never receive a stream of cash payments from dividends, which could adversely affect the price of our stock.

No public market exists for the trading of our securities.

We are offering to sell shares of our common stock at a fixed price of $2 per share. Our common stock is not traded on any exchange at this time, but we will seek to have it listed to trade on the OTC Bulletin Board. Factors such as announcements by us of the financial results, the gain or loss of customers, changes in management, regulatory changes, trends in the industry or stock market and announcements by competitors, among other things, could cause the market price of our securities to fluctuate significantly.

Our stock is a penny stock and there are significant risks related to buying and owning penny stocks.

Rule 15g-9 under the Securities Exchange Act of 1934 imposes additional sales practice requirements on broker-dealers that sell non-Nasdaq listed securities except in transactions exempted by the rule, including transactions meeting the requirements of Rule 506 of Regulation D under the Securities Act and transactions in which the purchaser is an institutional accredited investor (as defined) or an established customer (as defined) of the broker or dealer. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Consequently, this rule may adversely affect the ability of broker-dealers to sell our securities and may adversely affect your ability to sell any of the securities you own.

The Securities and Exchange Commission regulations define a “penny stock” to be any non-Nasdaq equity security that has a market price (as defined in the regulations) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to some exceptions. For any transaction by a broker-dealer involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations (bid and ask prices) for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Our market liquidity could be severely adversely affected by these rules on penny stocks.

FORWARD-LOOKING STATEMENTS AND INFORMATION

This report contains forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, our management. Forward looking statements often include the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan” and similar expressions. In this prospectus, forward looking statements also include:

●	statements about our business plan;

●	statements about the potential for development, regulatory approval and public acceptance of new services;

●	estimates of future financial performance;

●	predictions of national or international economic, political or market conditions;

●	statements regarding other factors that could affect our future operations or financial position; and

●	other statements that are not matters of historical fact.

These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Business” as well as in this prospectus generally. Our ability to achieve our goals depends on many known and unknown risks and uncertainties, including changes in general economic and business conditions and the factors described above under the caption “RISK FACTORS”. These factors could cause our actual performance and results to differ materially from those described or implied in forward looking statements.

These forward looking statements speak only as of the date of this prospectus. We believe it is in the best interests of our investors to use forward looking statements in discussing future events. However, we are not required to, and you should not rely on us to, revise or update these statements or any factors that may affect actual results, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the consummation of this Exchange Offering. We will pay all expenses in connection with this Exchange Offering.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings nor are we aware of any circumstance that may reasonably lead a third party to initiate legal proceedings against us.

MANAGEMENT

Directors and Executive Officers of Newsummit

The directors and executive officers of New Summit are as follows:

Name	Age	Position
Jun Ren	38	Chief Executive Officer, Director
Yang Bin Huang	34	Chief Operating Officer
Wei Guo Huang	36	Chief Financial Officer
Wei Shen	49	Deputy General Manager, Director
Yi Zhang	36	Deputy General Manager, Director
Shoushan Shi	57	Chairman, Director
Xiao Zhou	45	Director
Xinyun Liu	78	Director
Wer Jia	37	Director

Jun Ren. Chief Executive Officer.

Dr. Ren founded the Company in 2001 and has been the Chief Executive Officer of the Company since its inception. He is an expert in new drug lab and pilot research, new drug application, pre-clinical and clinical research and GMP consulting. He is responsible for rt-PA molecular research and rh-Hirudin lab and pilot research. Prior to his current employment, Dr. Ren was the general manager of Shiye Medicine University Biotech Ltd., an affiliate of Shanghai Fuxing Shiye Co., Ltd., a publicly listed company in China. He received 8 national awards for Recombinant Streptokinase for injection between 1997 and 2000. He published 9 articles in major journals and has won The Prize of Top 10 Excellent Youth of Shanghai Xuhui District in 2005. Between 1995 and 1996, he was an exchange scholar to Hong Kong Medical Institute Biochemistry Department. He graduated from Fudan University in China in 1999, majoring in biochemistry. Subsequently, he received an EMBA from Middle European International Business College.

Yang Bin Huang. Chief Operating Officer.

Dr. Huang has been the Chief Operating Officer of the Company since 2001. She is responsible for management of laboratory researches, HGH, SARS and other projects. Prior to joining the Company, she worked for Shanghai Shiye Biotechnology Co., Ltd. She has more than 10 years of working experience in the field of protein expression. Through her upstream work of molecular biology, she has successfully realized the high-level expression of many proteins. She received awards for Recombinant Streptokinase for injection between 1997 and 2000; certificate for the National Class 1 New Drug of Biotechnology in 1997; Formal Production Approval, granted by the government in 1998; second place of the National Technology Advancement, first place of the Public Health Institute Technology Achievement, first place of Shanghai Technology Advancement; the National Key New Planning Project; and the Golden Prize of Chinese Patent Invention. She graduated from Shanghai Medical University in 2000.

Wei Guo Huang. Chief Financial Officer.

Mr. Huang joined the Company as Chief Financial Officer in 2002. Prior to joining the Company, he worked for Runxun Communication Co., Ltd. He has worked in the field of accounting and finance for more than a decade. He is able to bring his experience and knowledge by integrating sound financial analysis into daily management, which leads to strong cash flow, higher profits and more efficient use of capital for the Company. He earned his degree from Anhui Financial University.

Wei Shen. Deputy General Manager, MBA, Lawyer.

Mr. Shen has been Deputy General Manager since 2004. He is involved in the operations and business development aspects of the Company. Prior to joining the Company, he worked in several successful starts up and held key management positions such as vice president and chairman. He has 15 years of experience in directing and managing the implementation of major technology projects. He has brought his business experience and vision into the Company. He earned his MBA from Macau Open University and is a certified lawyer.

Yi Zhang. Deputy General Manager.

Dr. Zhang is a co-founder of the Company, and he joined the Company as Deputy General Manager and was elected to be a member of the board in December 2001. He is responsible for business development, strategic planning and implementation and market expansion. Prior to joining the Company, Dr. Zhang worked as a national GMP inspector for the Biochemistry Office of Chinese Medicine and Biologicals Detection Institute. During his tenure at the Institute, he completed recombinant products’ quality control standard and method study; prepared and demarcated more than 20 national standard substances and references; completed gene therapeutic drug and antonymous nucleic acid drugs’ quality control method and standard research. He took part in the amendment of 3 appendices of Chinese pharmacopeia and text and appendix of Chinese biolobicals regulation; in writing research and development and quality control of biotech medicine. He also completed pilot trial of recombinant human SOD and mechanism research of mouse and rat’s anti-inflammatory action during that period. He conducted research in animals’ anticarcinogenesis through gene knockout and gene seal function; rhSOD gene clone, expression, purification and pilot technics. Dr. Zhang graduated from 4th Medical University as a medical doctor and Lanzhou Medical College, majoring in biochemistry and molecular biology. He received several awards between 2000 and 2003.

Shoushan Shi. Chairman, Director.

Shoushan Shi was elected to be Chairman of the Board in December 2004. He is a senior deputy general manager of Shanghai Science and Technology Investment Co., Ltd., which holds a 15.94% interest in the Company. Prior to this position, he worked for Shanghai Committee of Science and Technology for 20 years. He received a Bachelors degree in electrical engineering from East China Normal University in 1983.

Xiao Zhou. Director.

Xiao Zhou became a director in September 2003. He is an investment manager of Shanghai Science and Technology Investment Co, Ltd., which holds a 15.94% interest in the Company. Prior to his current employment, he was employed by Marine Design & Research Institute of China and Shanghai Leica Microsystem Co., Ltd. He received a Bachelors degree in structural engineering from Tongji University in 1984.

Xinyun Liu. Director.

Xinyuan Liu joined became a director in September 2003. He is a molecular biologist by profession. He was elected as an outstanding Academician to the Chinese Academy of Science and as a foreign Academician of National Academy of Ukraine in 1992. In 2001, he was elected as an Academician of the Third World Academy of Science.

Wer Jia. Director.

Wer Jia became a director in April 2004. He is a senior deputy general manager of Shanghai Fudan University National Science Park Co. Ltd, which holds a 3.98% interest in the Company. Prior to his current employment, he was employed as a deputy manager in the investment department by Shanghai Lujiazui Co., Ltd. He earned a Bachelors degree in law from Fudan University in 1991.

Key Employees

Xiaoyan Du. Director of Research and Development

Dr. Du has 5 years of experience in management of production and research and development in joint venture companies. He is familiar with GMP management systems and ISO operating systems and he is skilled in biotech and new drug research and development protocol writing and marketing analysis. With 20 years of experience in the medical research field, he has a strong background in biotechnology and laboratory work. He is proficient in techniques, including animal immunization, cell fusion, cloning, screening, affinity purification, ELISA, SDS-PAGE, western-blot, protein and peptide conjugating; and also familiar with molecular biology techniques such as DNA/RNA preparation, design and running RT-PCR, staining, oligo-nucleotides labeling, sequencing, situ hybridization, southern-blot, northern-blot, transforming and expression the target gene in E.coli system.

Qiang Jin. Manager of Marketing and Business Development

Mr. Jin has more than ten years of experience in sales and marketing. He served as general manager in the biotechnology company of Shanghai Forward Group for more than 6 years. He also held several positions in advertising and editing. He is skilled at new product planning and promotion, sales management, key account management and business development.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of November 11, 2005 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner(1)	Percent of Class Owned
Jun Ren	5,133,750	41.07%
Yang Bin Huang	0	0
Wei Guo Huang	0	0
Wei Shen	0	0
Yi Zhang	0	0
Shoushan Shi	0	0
Xiao Zhou	0	0
Xinyun Liu	0	0
Wer Jia	0	0
Total	5,133,750	41.07%
All Directors and Officers as a Group (the 8 persons named above)	5,133,750	41.07%

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

DESCRIPTION OF SECURITIES

The following description of Newsummit Delaware’s capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation and bylaws, all of which have been filed or incorporated by reference as exhibits to our registration statement of which this prospectus is a part.

We are presently authorized to issue 25,000,000 shares of $.001 par value common stock. As of November 14, 2005, no shares of common stock were outstanding.

In addition, we are presently authorized to issue 5,000,000 shares of blank check Preferred Stock, $.001 par value. As of November 14, 2005, no shares of preferred stock were outstanding.

Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock, when and if declared by our Board of Directors, from funds legally available therefore. No holder of any shares of common stock has a preemptive right to subscribe for any shares of any class of our stock. Upon our liquidation, dissolution or winding up, and after payment to creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights.

Blank Check Preferred Stock

We are authorized to issue up to 5,000,000 shares of $.001 par value Preferred Stock. Under our Certificate of Incorporation, the Board of Directors will have the power, without further action by the holders of the common stock, to determine the designations and relative rights, ranking, preferences, limitations and restrictions of the preferred stock, and to issue the preferred stock in one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to conversion rights, participation rights, voting rights, dividend rights, stated, redemption and liquidation values or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control without further shareholder action and may adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. The Board of Directors effects a designation of each series of preferred stock by filing with the Delaware Secretary of State a Certificate of Designation defining the rights and preferences of each such series. Documents so filed are matters of public record and may be examined in accordance with procedures of the Delaware Secretary of State, or copies thereof may be obtained from us upon request.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Delaware General Corporation Law and in our bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense or any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with any of our securities that are being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in connection with our consolidated financial statements and related notes thereto. This discussion contains statements reflecting the opinions of management as well as forward-looking statements regarding the market and us that involve risk and uncertainty. These statements relate to expectations and concern matters that are not historical facts. Words such as “believes,”“intends,”“expects,”“anticipates” and similar expressions used throughout this document indicate that forward-looking statements are being made. See “Cautionary Statement Regarding Forward-Looking Statements and Information” and “Risk Factors” above for a list of important factors that could cause actual results to differ from the forward looking statements contained in this report.

Overview

Newsummit is a biopharmaceutical drug development and commercialization services company. The Company’s primary business focus is to provide specialized drug development services, clinical trial management expertise, and GMP manufacturing consulting services to facilitate the regulatory approval and commercialization of promising state-backed biopharmaceutical drug research projects. Newsummit targets primarily biopharmaceuticals that the Company has determined are of high economic value and hold particular market promise.

Newsummit has developed specific expertise in providing contract development services for biopharmaceuticals comprised of therapeutic antibodies and/or recombinant proteins. The Company has narrowed its focus in therapeutic indications to three primary areas: 1) drugs for cancer and related diseases which either prevent tumor growth or enhance/mediate immunoregulation. Newsummit currently is developing bio-products and pharmaceuticals to treat ovarian cancer, breast and cervical cancers, lung cancer, liver cancer and skin cancer; 2) drugs to treat or vaccinate against viral-based infectious diseases of national importance. Newsummit currently has over 10 viral infectious disease products in development. Such products include preventative and therapeutic vaccines for hepatitis B, a vaccine against HIV and new interferon-directed products; and 3) drugs addressing chronic diseases such as diabetes. Newsummit has 20 products for the treatment of diabetes, diabetic nephropathy, osteoporosis and senescence (dementia).

Newsummit’s expertise in drug optimization, clinical trial management and GMP manufacturing consulting allows the Company to participate at any point in the commercial development and manufacturing approval process. The Company may develop drugs for its own account and partner with a manufacturing concern at the clinical trial stage or simply provide specific development and consulting services so that a client’s drug candidate can meet the PRC SFDA regulatory hurdles for commercial approval and sale. Newsummit also provides similar services to other commercial biopharmaceutical enterprises which may lack the internal expertise, know-how or resources to initiate and complete drug development, clinical trials or secure GMP manufacturing certification. In doing so, Newsummit seeks to become a leader in the commercialization of new biopharmaceutical drugs in the PRC.

Results of Operations

Sources of Revenue

Newsummit currently generates revenue from 1) Government funding and grants; 2) Downpayments and milestone payments on new drug development/technology transfer contracts; and 3) Services revenue from research projects in laboratory contract research, clinical contract research and GMP validation, certification and consulting services. The Company believes the segment of new drug development/technology transfer services is growing and will remain the dominant source of revenue in 2005. This resulted in revenues for June 30, 2005, increasing 269% over the same period in 2004. Once the Company completes various stages of clinical trials and succeeds in obtaining the new drug license from the SFDA, it will partner with pharmaceutical manufacturers to commercialize the drugs and receive royalty from the sales of new drugs.

Six Month Period Ended June 30, 2005 Compared to Six Month Period Ended June 30, 2004.

Revenue. Newsummit generated revenue of $1,859,371 in the six months ended June 30, 2005, compared to revenue of $503,239 in the six months ended June 30, 2004, an increase of $1,356,132 over the June 30, 2004 period. The revenue increase was largely due to an increase in new drug development/technology transfer revenues.

Cost of Revenue. Cost of revenue for the June 30, 2005 period was $117,857 versus $140,033 for the six months ended June 30, 2004, a decline of $22,176. The decline in cost of revenue as a percentage of total revenue reflects an increase in the amount of revenue derived from new drug development/technology transfer service contracts. New drug development/technology transfer contract revenue is basically fee income and clients pay for all clinical trial costs.

Gross Profit. Gross profit for the six months ended June 30, 2005 rose to $1,741,514 from $363,206. Gross profit in the period ended June 30, 2005 rose as a result of the reduction in cost of revenue experienced in the June 2005 period compared to the June 2004 period. As the new drug development service becomes more dominant in 2005, the margin reached 94% in the first six-months of 2005. The Company was able to achieve this margin through economy of scale, while most costs remained fixed and stable as a percentage of revenue.

Operating Expenses. Total operating expenses for the period ending June 30, 2005 rose to $936,179 from $374,755 for the period ended June 30, 2004, an increase of $561,424. The increase in operating expenses was primarily attributable to an increase in selling expenses and general and administrative expenses. Selling expenses consist mainly of salaries and benefits and related travel expenses for personnel engaged in getting contracts and customer support functions and cost associated with business development and other marketing activities. General and administrative expenses consist of salaries and benefits and related costs of administrative personnel and management, fees and expenses of outside consultant, including legal, accounting and audit expenses, expenses associated with offices and depreciation of equipments. Additional personnel were added to support the growth of business. Research and development expenses and general and administrative expenses increased modestly during the June 2005 period. For the first six-months of 2005, the Company has spent $193,396 in research and development expenses, which was about 10.4% of revenue.

Net income. Net income, after a provision for income taxes, rose to $623,594 in the period ended June 30, 2005 compared to net income of $22,331 in the June 2004 period. Net income per basic and diluted share was $0.04 in the six months ended June 30, 2005, compared to $0.002 in the comparable 2004 period. The increase in net income was primarily due to an increase in net revenue and reduction in cost of revenue in the June 2005 period compared to the June 2004 period.

Twelve Months Ended December 31, 2004 Compared To Twelve Months Ended December 31, 2003.

Revenue. The Company generated revenues of $2,609,762 for the twelve months ended December 31, 2004, an increase of $1,214,323 or 87.02%, compared to $1,395,439 for the twelve months ended December 31, 2003. In 2004, new drug development/technology transfer services accounted for 77% of the revenues (61% in 2003), with LCRO and CCR services providing 21% (32% in 2003) of revenue. GMP services revenue accounted for 2% (7% in 2003) of revenues in 2004. The growth in revenue was primarily attributable to an increase in drug development/technology transfer service agreements.

Gross profit. The Company achieved a gross profit of $2,079,856 for the twelve months ended December 31, 2004, an increase of $1,232,543 or 45.46%, compared to $847,313 for the twelve months ended December 31, 2003. As the new drug development service becomes more dominant in 2005, the margin reached 94% in the first six-months of 2005. New drug development service contracts or technology transfer contracts are basically fee income and clients pay for all clinical trial costs.

Gross margin, as a percentage of revenues, increased from 60.72% for the twelve months ended December 31, 2003, to 79.7% for the twelve months ended December 31, 2004. The increase in gross margin was attributable to significant increase in revenue and slight decrease in cost of revenue.

Operating expenses. The Company incurred operating expenses of $1,171,903, an increase of $748,276 or 176.6%, compared to $423,627 for the twelve months ended December 31, 2003. These operating expenses are related to increased sales and marketing and costs related to the increase in sales for 2004, as well as an increase in research and development expenses and the hiring of additional employees by the Company. Selling expenses maintained at 4.2% and 5.8% of revenues in 2004 and 2003 respectively. Moving forward, the Company expects to maintain the selling expenses at 5% of sales.

Research and development expenses include direct costs for salaries and benefits, equipments and facilities rental, material costs and related travel expenses for personnel in conducting the research work. In order to maintain the Company at the leadership position in new drug development, research and development expenses increased significantly in 2004 over 2003. Research and development expenses were $234,993 in 2004 and $23,604 in 2003. The increase was dramatic and ran about 9% of revenue (1.7% in 2003). The Company recognizes the importance of research and development so that it can maintain its leadership position in the new biopharmaceutical drug development services for domestic and international pharmaceutical companies.

Net Income. Net income increased by 104% to $974,389, an increase of $498,681, from $475,708. Earnings per share (EPS) rose to $0.08 in 2004 from $0.04 in 2003. The increase was attributable to the substantial growth in demand for the Company's services, increased sales of services with a higher profit margin and the relatively low operating expenses resultant from doing business in the PRC.

Liquidity and Capital Resources

As of June 30, 2005, Newsummit had $320,035 cash and cash equivalents on hand, compared to $577,697 in cash and cash equivalents on hand as of December 31, 2004. For the period ending June 30, 2005, accounts payable were $31,326 and short term debt was $0. Cash flows from investing activities increased from $28,891 to $94,966 mainly due to repayment of advances to employees. The Company's accounts receivable for the year ended December 31, 2004, were $2,489,424. Based on past performance and current expectations, we believe our cash and cash equivalents, cash generated from operations, as well as future possible cash investments, will satisfy our working capital needs, capital expenditures and other liquidity requirements associated with our operations.

Newsummit’s revenues and expenses are denominated in RMB. The value of the RMB fluctuates and is subject to changes in value caused by changes in the PRC’s political and economic conditions. Since 1994, the conversion of RMB into foreign currencies, including United States dollars, has been based on rates set by the People’s Bank of China, which are set daily based upon the previous day’s interbank foreign exchange market rates and current exchange rates on the world financial markets. Since July 2005, the conversion of RMB to foreign currencies, including the U.S. dollar, has been pegged against the inter-bank exchange rates or current market rate of a basket of foreign currencies including the United States dollars. As of July 11, 2005, the exchange rate between the RMB and the United States dollar was 8.11 RMB to every one United States dollar.

There is no assurance that exchange rates between the RMB and the U.S. dollar will remain stable. A devaluation of the RMB relative to the U.S. dollar could adversely affect our business, financial condition and results of operations. Newsummit does not engage in currency hedging. Inflation has not had a material impact on the Company’s business.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Inflation

We believe that inflation has not had a material impact on our results of operations for the years ended December 31, 2004 or December 31, 2003.

Seasonality

We may experience seasonal variations in revenues and operating costs due to seasonality, however, we do not believe that these variations will be material.

BUSINESS

Newsummit provides expertise and services that enable the commercialization of drugs being developed at the Company’s academic research institution partners and at other drug discovery organizations. The suite of services offered by Newsummit fall into distinct technical spheres oriented around the SFDA biopharmaceutical drug regulations. Newsummit typically targets new drug opportunities that fit into Class I, Class VII, Class IX or Class XV categories under the rules of the SFDA. Class I drugs have never been approved for sale on either the Chinese domestic or international markets. Class VII drugs are approved internationally but not yet approved for sale in China while Class IX drugs have undergone a modification of the manufacturing process and Class XV applies to drugs potentially qualifying as a national standard.

Newsummit provides professional, technology services through its affiliation with state enterprises and university research facilities that address different phases of drug development, including laboratory/analytical research, pre-clinical research, clinical research and manufacturing and commercial scale-up consulting services. After a project has been determined to meet Newsummit’s product profile and is technically feasible, the Company then performs target validation activities, pharmaceutical technology validation through lab-scale trial production, pharmacological studies, which include toxicity and efficacy studies, lab and pilot manufacturing studies to support production scale-up for pre-clinical drugs and pre-clinical in vitro and in vivo studies to support the filing of a clinical trial license application (equivalent to the US IND filing). Following the clinical phase of development, clinical results are submitted to the PRC SFDA for a new drug license (equivalent to the US NDA filing) and finally, a manufacturing license application. In the PRC, pharmacology, ADME and toxicology studies must be submitted for evaluation prior to filing for a New Drug License application, but a product’s commercial manufacturing process is not submitted until after the approval of the New Drug License application. In general, it takes one to two years in the PRC to advance a drug product from basic research and development to the approval for a clinical trial license for the initiation human clinical trials. Newsummit’s sample project timeline:

Initial Project Analysis/Workflow Procedure Established	Analytical &Lab Research	Pilot Manufacturing Process Research	PK, PCand Tox	Clinical License Application Review
1-2 months	2-3 months	3-4 months	3 mo exlong-term	5-10 months

By providing such services, Newsummit believes it enables its customers to achieve a higher probability of achieving successful drug approvals than a client may be able to achieve independently. Compared to most biopharmaceutical companies in the PRC which typically focus on a single product from either a basic research or manufacturing perspective, Newsummit is capable of providing the full range of expertise across the drug development regulatory timeline. Furthermore, Newsummit believes that its contract research model aids in the reduction of organizational and financial resource burdens on a client. Newsummit considers its relationships with clients to be a sharing of development risks. Newsummit’s customers consist primarily of biopharmaceutical companies located in the PRC.

Competition

With the advent of a market economy in China, the regulatory system began a modernization program that will continue for the next several years. Concurrently, the pharmaceuticals and healthcare industry are also restructuring. These dynamic conditions present tremendous investment opportunities for well-positioned visionary Chinese companies, as well as multinational companies. Newsummit is emerging as a leader in this new era, but operates in an increasingly competitive environment. China's biotech industry consists of roughly 600 companies (not including extremely small companies), of which 200 produce pharmaceuticals, 200 produce amino acids, and the rest are in traditional fields like brewery, food and chemicals. Historically, imported medicines make up 40% of the Chinese pharmaceutical market, while domestic producers (most of which are state owned) have 60% of the market.

Most Chinese citizens have to pay for their own drug therapies, even with the advent of private medical and healthcare insurance programs in China. These insurance programs do not cover payment for certain classes of drugs, such as vaccines; requiring the patient to purchase the vaccines. Newsummit believes this health conscious, yet price-sensitive consumer market favors the Company's products over cheaper, less safe traditional chemical drugs and vaccines and more expensive Western competitors. Simply stated, the Company's end-market competition in China is between old, inefficient Chinese companies on one hand, and expensive, huge, state-of-the-art international companies on the other. Newsummit believes it has strategic leverage against these competitors by utilizing its innate advantages as a Chinese company with strong connections to government agencies and incorporating state-of-the-art technologies and business practices. Newsummit’s unique strategic advantages are its investment in world-class research development technology platforms; its proven system of standardized procedures, it's experienced visionary leadership; and its growing reputation among its peers.

Competition-Contract Research Organizations

The contract research organization industry on a worldwide basis has many participants ranging from hundreds of small, limited-service providers to a few full service contract research organizations with global capabilities. Within the PRC, Newsummit primarily competes against in-house departments of pharmaceutical companies, full-service and limited service contract research organizations and, to a lesser extent, with selected universities, state-sponsored hospitals and state-affiliated pharmaceutical research organizations. Representative competitive Chinese contract research companies include Shanghai Genomics and Fudan Zhangjiang. Newsummit competes primarily on the basis of its customer service, innovative research methods, quality of service, technical capabilities and ability to meet customer delivery schedules. Newsummit believes there are no significant barriers to entry in biopharmaceutical research and development, however, because of its reputation for performance and close relationships with customers, the Company can compete successfully.

In early-stage laboratory research and development services, Newsummit’s chief competitors are universities, state-backed research organizations and a number of small corporate competitors such as GL Biochem Ltd. and BioExplorer Co., Ltd., also located in Shanghai. These Chinese competitors provide services similar to those provided by U.S. based companies such as Charles River Laboratories International Inc., MDS Inc., Quintiles Transnational Corp., and SFBC International Inc. among others. In late-stage clinical development services, Newsummit’s significant domestic competitors are companies such as Shanghai Genomics, Shanghai Medicilon Inc., Shanghai Pharma Engine Co. Ltd, and Sino-Geno Max Co., Ltd. The scope of these companies’ activities would be similar to those provided by U.S. based companies such as PPD, Inc., Quintiles Transnational Corp., Parexel International Corporation, Icon PLC, Quest Diagnostics Incorporated and Covance, among others. Biocon, based in India, provides similar services as Newsummit to domestic and international customers.

There is competition for customers on the basis of many factors, including the following: reputation for on-time quality performance; expertise and experience in specific areas; scope of service offerings; strengths in various clinical indication markets; price; technological expertise and efficient drug development processes; ability to acquire, process, analyze and report data in a rapid and accurate manner; historic experience and relationship ability to manage large-scale clinical trials both domestically and internationally; quality of facilities; expertise and experience in health economics and outcomes services; and size. We believe that we compete favorably in these areas.

Regulatory Environment

The SFDA governs the regulation of vaccines in the PRC. Newsummit takes the following steps to gain approvals for its customer’s and its own products from the SFDA for sale in China:

Pre-Clinical Trials: The process involves in-vitro laboratory and in-vivo animal testing. It also includes a study on the technology process, and establishes quality control and test evaluation standards for the safety, efficacy and stability of the vaccine throughout animal trial testing.

 Clinical Trial Approval: After a formal review and evaluation of per-clinical results, the SFDA makes a determination to approve or disapprove commencement of human clinical trials using the product. After three phases of human clinical trial of a new drug, the independently prepared results and three lots of product samples are submitted to the SFDA at the same time the Company applies for a new drug certificate and production license.

New Drug Certificate & Production License: The new drug certificate grants approval for the research and development process of a drug that has never been approved for production or sale in China. The production license is approval for vaccine production. After completing three phases of clinical trial and passing the evaluation by a professional delegation, the SFDA will issue a new drug certificated to the manufacturer. This grants the filing company intellectual property rights to this drug. Chinese administrative protection for the new proprietary drug starts from the date of the issuance of the new drug certificate.

GMP Certificate: The GMP certificate is for the monitoring of drug manufacturers. After receiving a new drug certificate and production license, the Company submits an application for GMP certification. This provides approval for the equipment and control of the manufacturing workshop of the particular drug. A new drug is only officially approved for sale in the Chinese market once these steps have been completed.

Employees

Currently, there are 96 part-time and full-time employees in Newsummit, and 20 experts employed outside of the Company. 68% of the employees serve in research and development and quality control departments; moreover, 67% of them have received bachelor degrees or above.

Technology Transfer from Research Enterprises

Most new biopharmaceutical research in the PRC is carried out in academic settings with academic research scientists who have little corporate experience. Many of these research scientists have been educated in the US and Europe and returned to the PRC to complete their education and/or continue their basic scientific research. Up until recent years, few of these basic research projects moved into commercial development, such as typically occurs through university technology transfer to the private sector in the US. During the past five years, the PRC has sought to address the twin issues of excess manufacturing capacity and a lack of promising commercial product candidates. The PRC is promoting companies such as Newsummit to increase the rate and number of new drugs developed for commercial sales in the PRC.

The development of biopharmaceuticals for disease treatment and prevention is a lengthy process. Newsummit strives to improve and facilitate this process by integrating research & development and marketing strategies, in order to increase the supply of new domestically developed biopharma products to treat or eliminate human diseases. The Company, with the cooperation of local and nationally- known universities, colleges and institutes, researches and develops new biopharmaceuticals, seeks new market opportunities for internationally mature biopharmaceuticals, reconstructs or reformulates existing biopharmaceuticals, and desires to participate in world-wide competition in the biopharmaceutical markets in order to produce more abundant and efficacious products.

The Company does not participate in drug discovery research. Instead, Newsummit’s research and development activities are focused on quality and laboratory testing of compounds developed by others, and directing the administration of the testing process and the negotiations for rights to the compounds. In this effort, we have developed working relationships with a number of leading academic and research institutes in the PRC. In this regard, a number of leading Chinese scientific and medical institutions, such as Beijing University and the Chinese Academy of Medica Sciences, are collaborating with the Company in the research and development of new and improved biopharmaceuticals. In particular, the Chinese government is providing a significant amount of its scientific resources to the Company's aid, in a collaborative effort to develop on an expedited basis a safe and effective product for major diseases.

In the last three years, Company expenditures on research and development were as follows: In 2004, Gross expenditures were $764,899, less government grants received of $20,570 for net expenditures of $744,329. In 2003, Gross expenditures were $571,730, less government grants received of $55,660 for net expenditures of $516,070. In 2002, expenditures were $190,952, less government grants received.

Therapeutic Focus

Newsummit primarily focuses on opportunities for the treatment of solid tumors, AIDS, hepatitis, and certain chronic diseases such as diabetes and osteoporosis. Newsummit believes that these indications represent significant market potential and are of particular importance to the national government. Newsummit reviews drug development opportunities derived from a number of sources including state enterprises, research collaborators and independent biopharmaceutical companies. In most cases, as an initial criteria of the review process, Newsummit will identify and secure a research collaborative partner for a given project. Typical state enterprises with whom Newsummit maintains collaborative relationships include the People’s Hospital, Beijing University, East China Science & Technology University, Fudan University, Shanghai Life Science Institute and Zhejiang Medical Science Institute. Newsummit relies on grant and other research funding from these collaborative partnerships and other sources of state funding to offset the costs of providing the services necessary for a project to achieve clinical trial approval status.

Newsummit evaluates each potential technology transfer/drug development project against a number of criteria based upon whether the Company considers the project to be “short-term”, “mid-term” or “long-term”. “Short-term” projects are largely considered on the size and accessibility of the market and whether Newsummit can create or add to intellectual property. These projects may already have started clinical trials. “Mid-term” projects may be similarly staged, but may involve drug reformulations or optimization, or may be in need of other services which may expedite regulatory approval. Some of the criteria used by Newsummit in assessing the merits of potential new drug projects are that the projects involve advanced technology such as genetic engineering and proteomics, that the projects are within the Newsummit’s technical scope, that they secure a favorable opinion by outside experts in the relevant field and achieve easy acceptance by physicians and finally, that the research and development costs associated with the projects are within Newsummit’s means. Long-term projects are those represented by relatively early stage drug development. In these cases, assessing the validity of the technology, and evaluating the manufacturing requirements of a drug candidate also become criteria. Long-term projects are typically where Newsummit incurs the highest level of risk.

Once a project has been accepted, Newsummit engages in a general technical and intellectual property assessment in order to more clearly identify aspects of the drug development process whereby Newsummit can add value.

Project Launch Activities

When Newsummit selects a potential new drug product project, the Company establishes a special work flow procedure for the project in compliance with GRDP (Good R&D Practices). The initial phase of the work flow procedure involves an internal analysis of the new drug’s biochemical and molecular attributes and studies of its potential market opportunity. Newsummit staff review the overall market size, develop a potential market share view and conduct a competitive products analysis. The product’s patent status is reviewed for an analysis of any existing patents and an analysis of any potential patentable aspects which can bring additional value to Newsummit and/or its client. Patents are reviewed for their origination jurisdiction, inventor and assignee, life expectancy and breadth of claims. Where ever possible, Newsummit seeks to expand the intellectual property surrounding a given new drug opportunity. This may involve filing new patents for different methods of protein expression or manufacturing, new formulations or new clinical indications. At the conclusion of these projected launch activities, Newsummit has developed a comprehensive, written work plan, budget and timeline specific to that project. The work plan becomes the template and timetable for the technical and regulatory drug development tasks to be completed prior to filing for a clinical trial license. Project launch activities typically take from one to six months, depending upon the nature and scope of the project.

Laboratory and Pre-clinical Technical Research (LCRO)

Newsummit typically signs confidentiality agreements with customers prior to initiating LCRO research services. A typical LCRO research service contract can be completed within one week to several months and may generate from 10,000 RMB to 3,000,000 RMB in service fees to Newsummit. Most of Newsummit’s current LCRO business is pilot research projects. A small number of projects are laboratory research. Pilot research is typically performed in advance of laboratory research.

For pilot research projects, Newsummit provides its customers with expertise in molecular cloning, fermentation, protein purification, and document preparation for regulatory requirements. At the outset of the pilot research phase of a drug development project, Newsummit will conduct gene expression studies through its collaborators. Genes are first cloned by RT-PCR and then the candidate gene analyzed for optimization with the aid of bioinformatic tools. This analysis typically entails RNA structural analysis, repeat sequence analysis, restriction enzyme cutting site determination, and the addition of molecular tags to facilitate protein purification. An expression system is then chosen based upon the characteristics of the gene of interest and the expression system parameters optimized to increase the expression level and stability of the recombinant protein.

Test batches of the recombinant protein are produced at Newsummit’s Shanghai facility where the drug product and expression system undergo further optimization and are evaluated for molecular structure and protein characterization, purity and expression stability. Newsummit maintains extensive records of these laboratory activities for use in conjunction with pharmacodynamics (PD), pharmacokinetics (PK) and initial antigenicity studies. All of Newsummit’s laboratory research activities are conducted under Good Laboratory Practices (GLP). The results of these activities provide the basis from which Newsummit develops pilot manufacturing data and drug batches for in vitro and in vivo pre-clinical studies. LCRO customers pay between 10,000 RMB and 3 million RMB for a typical LCRO service contract.

Under a typical laboratory research service contract, Newsummit will conduct a lab-scale trial production run of the biopharmaceutical to validate the production technology and protein product. The Company employs certain preset standard procedures and tests to screen for high expression level and stable recombinant strains. Some of these tests include high resistance screening, SDS-PAGE expression level testing, Western-blot and molecular weight validation, bioactivity assays and stability testing.

Newsummit relies upon six basic biopharmaceutical technology platforms in the performance of its drug development services. These platforms enable the analysis and optimization of the formulation of prospective biopharmaceuticals and to address the improvement or enhancement of prospective biopharmaceuticals commercial manufacturing processes. The Company has access to these technology platforms through its relationships with state research enterprises. Access to these diverse technologies allows the Company to provide a broader range of technical services at a lower cost than would be possible if these resources had to be developed in-house. Further, the Company believes that most other biopharmaceutical companies in China currently do not have access to all of these platforms.

These basic technology platforms can be summarized as follows:

1. Functional proteomics simulation tools. These tools allow Newsummit to simulate the molecular structure of proteins and to analyze the relationship between their structure and their function in the body. The information acquired enables Newsummit to create alternate forms of proteins and to predict the alternate form’s function. Newsummit uses this information in new drug screening. Newsummit contracts with the Biological and Chemic Institution of the Chinese Academy of Science and the GENE Company to perform these analyses. Various analyses include N-terminal sequences, C-terminal sequences, mass spectrum, amino acid composition, Western-blot, CD and NMR.

2. Protein and gene expression systems. Newsummit routinely employs three basic protein expression systems to determine the optimal expression system for the commercial production of a given biopharmaceutical drug. Newsummit is capable of producing proteins through prokaryotic expression, yeast expression or mammalian cell expression. In particular, Newsummit utilizes an E.coli bacterial prokaryotic expression system, the Pichia (yeast) Protein Expression System for eukaryotic cell expression and the Chinese Hamster Ovary system for mammalian cell expression. The Pichia Expression System, for example, is particularly suited to withstand the adverse conditions of large scale, continuous fermentation. Newsummit analyzes various characteristics of a prospective biopharmaceutical to determine which of these systems will generate optimal expression results, such as higher yields and lower endotoxin levels for simplified purification for commercial protein production.

3. Fc-Fusion Protein Expression. Many protein drugs are highly unstable in the body. Newsummit generates Fc-Fusion proteins to create longer-lasting drugs with increased circulation time in the body. Newsummit’s Fc-Fusion protein expression methodology, typically incorporated into appropriate Newsummit drug candidates, utilizes the immunoglobulin Fc region, either as a carboxyl-or amino-terminal fusion partner to the target protein, which results in high levels of expression in host cells and increased circulation of the fusion product. In addition, the Fc portion of the fusion protein permits efficient purification by protein A, protein G and the like. As an example, Newsummit developed a fusion protein of interferon alpha, Fc-fusion INFα2b, that lasts 30 times longer than its pre-enhanced version.

4. Serum-free Cell Suspension Culture. A serum-free cell suspension culture system enables mammalian cell culture to be conducted at a larger scale and at a lower cost than possible by conventional serum-based media plate cell culture systems. Products produced by serum-based culture methods tend to have low cell densities (yields), long culture cycles, complicated procedures and high cost. By adapting cells to grow in suspension in serum-free media, cells are produced at very high densities with fewer production steps. This methodology enables large scale mammalian cell culture at a significantly reduced cost. Newsummit has produced research and pre-clinical batch lots of recombinant products such as EPO and Fc-INF fusion proteins in-house using serum-free cell suspension culture. The Company maintains 2.2 liter and 5 liter bioreactors in its in-house laboratory for expression system optimation and pre-clinical drug production.

5. PEG Modification. PEG (polyethyline glycol) is added to pharmaceutical preparations for stabilization and enhanced drug half life. Newsummit modifies drugs such as rhGH with PEG to prolong the drug’s half life and lengthen the time between drug treatments. In injectable drugs like rhGH, patients benefit by a reduction in the number and a lengthening of the interval between injections.

6. Chitosan Flexible Films. Chitosan is used as a stabilizing agent in flexible films for wound-healing applications. Newsummit’s collaborators are developing chitosan films as drug delivery devices for the treatment of wounds and scars.

Once an expression system is chosen, Newsummit conducts a number of standard tests to assure protein structure, chemical characterization and purity. These include mass spec analysis peptide mapping, amino acid composition assays, Lowry method and ELISA protein content analysis, bioactivity assays, cytokine activity and antibody immunocompetence studies, SDS-PAGE, RP-HPLC and SEC-HPLC purity assays, blotting, pH and water content testing and a variety of safety tests for endotoxins, sterility, pyrogens and acute toxicity.

Pilot Manufacturing Research and Laboratory Clinical Research Services

Newsummit conducts a variety of pilot research and clinical laboratory research services projects at any given time. Most of these projects are considered pilot research, many of which are funded by grants and other outside funding sources.

Pre-clinical Laboratory Research Services

Newsummit does not perform any pre-clinical pharmacokinetics, pharmacodynamics or toxicology work in-house nor does Newsummit maintain any in-house animal research facilities. The Company outsources these pre-clinical laboratory and animal research activities to state qualified research organizations. Newsummit chooses these organizations based upon their expertise in specific animal disease models, such as diabetes, cancer, osteoporosis, HIV-AIDS, etc. These organizations typically are capable of carrying out animal research in mice, rats, guinea pigs, rabbits, beagle dogs and rhesus monkeys.

Nonclinical Toxicokinetic (TK) Studies

Toxicokinetic studies are performed in support of mammalian toxicology studies to correlate blood levels of drug with toxicity in the animal. Newsummit provides comprehensive statistical data analysis using the industry standard systems and integrates the various reports for ease of regulatory submission. Newsummit contracts with state enterprise GLP-certified facilities for the performance of toxicology and other animal safety studies. These enterprises include National Centers for New Drug Safety Evaluation & Research in Shanghai, Zhjiang, Beijing, and Chengdu as well as the New Drug Safety Evaluation Center of the Shanghai Institute Materia Medica and the Chinese Academy of Sciences.

Pharmacokinetics (PK)

Assessment of the pharmacokinetics of lead compounds early in the drug development cycle provides data that enables prediction of metabolism or PK in humans. Newsummit outsources PK screening to dedicated facilities which typically house rodents, dogs and monkeys for GLP studies. The Company primarily outsources these services to state enterprises including Shanghai Institute of Pharmaceutical Industry; Zhejiang Academy of Sciences; Shanghai Institute of Materia Medica; the Chinese Academy of Sciences; Department of Pharmacology, Fudan University; and the Shanghai Zhongshan Hospital.

Pharmacodynamics (ADME)

ADME studies evaluate new drugs for absorption, distribution, metabolism and elimination properties in the body. These studies relate to sites of action and dosage. Newsummit contracts with outside state enterprises such as Shanghai Institute of Pharmacological Industry; Shanghai Institute of Materia Medica; the Chinese Academy of Sciences; the Chinese Military Academy of Medical Science and the Department of Pharmacology, Fudan University.

Clinical PK/Bioavailability Studies

Newsummit provides clinical bioavailability study services throughout the major stages of drug development. These studies measure the rate of distribution and elimination from the body, the amount of the drug available at the therapeutic site and provide data that help establish appropriate dosage and dose frequency.

Contract Clinical Trial Services (CCRO)

Under current SFDA regulations, biopharmaceutical drugs must undergo clinical trials prior to submission of a New Drug License and Manufacturing License for the PRC. Prior to initiating clinical trials, a drug must receive a Clinical Trial License issued by the SFDA. Depending upon the drug’s classification, one to three sets of clinical trials may be required. Under SFDA Phase I clinical trials, elementary pharmacology and safety are evaluated. Pharmacokinetic and pharmacodynamic data provides the basis for administration route and treatment protocol. SFDA Phase II trials evaluate safety and efficacy in patients for target indications. Data from Phase II trials is used to support the design and dosing regimen for Phase III trials. Phase III trials may or may not encompass multiple study sites or randomized treatment protocols.

Newsummit’s clinical contract services encompass project management, regulatory, scientific and medical data management, and clinical trial statistics collection. Newsummit assists its customers (domestic biopharmaceutical companies) in doing the necessary preparation, records keeping and reporting of their clinical trials for regulatory consideration. Newsummit employs a standard clinical protocol for drugs with the same indication as defined by the SFDA. This standard protocol has been designed by a principal investigator at a qualified clinical treatment institute under guidelines specified by the SFDA to be in accordance with international and national standards. On behalf of its customers, Newsummit networks with over 40 clinical trial institutes and hospitals throughout the PRC certified by the national SFDA for clinical trials. A typical CCRO research services contract can be completed within 3 months to 2 years. Newsummit charges, on average, between 10,000 RMB and 10,000,000 RMB per services contract. In August 2005, the Shanghai Xuhui Biopharmaceutical International Outsourcing Center was founded for the purposes of providing similar clinical research services to foreign biopharmaceutical companies. The Outsourcing Center is housed within Newsummit’s Shanghai corporate offices.

Clinical Trial Research services are organized into six categories which address pre-clinical trial activities, clinical trial management and post-trial activities. General clinical trial project management activities include the development and organization of the clinical research plan, and the coordination of Newsummit’s internal project team with the client, the principal investigator for the drug and the National SFDA. Newsummit assigns a Newsummit employee who has medical and pharmacological experience as Project Manager for each clinical trial project. The Project Manager is responsible for all oversight activities for the clinical trial which includes producing an initial clinical trial program draft and coordinating with an appropriate principal investigator and New Drug Examination Center. Newsummit also undertakes drug production for the trials and drug accounting and destruction following the completion of the trial. Finally, Newsummit provides training, clinical trial management oversight services and business accounting services.

Clinical trial preparatory activities focus on clinical trial approval (NDA) documentation, clinical trial site surveys, and the planning and training of personnel involved with clinical trial oversight activities. These services typically also include the development of an investigator manual and statistical procedures prospectus, preparation of the patient consent documentation and the submission of the clinical plan before hospital ethics committees and the SFDA. Other service activities provided by Newsummit include signing research agreements with the clinical investigators and disbursing funds for clinical trial observation and hospital administrative costs.

During the course of a clinical trial, the Newsummit project team monitors adherence to the clinical research protocol and plan, verifies safety procedures and manages medical incident reporting. Newsummit personnel handle interim status reporting and meetings during the course of the trial, and Newsummit maintains the statistical files on the trials progress. Newsummit’s clinical database management and biostatistics group oversees the production of the trial summary analysis and the statistical reports and the documentation for the new drug application. Newsummit adheres to ICH standards in clinical trial adverse event reporting.

GMP Validation and Certification Consulting Services

Newsummit provides a suite of GMP manufacturing, validation and certification consulting services. These services range from recommending qualified biopharmaceutical plant design companies to coaching a client’s employees ahead of an SFDA audit. Newsummit maintains an in-house staff who are capable of aiding customers in all phases of new plant construction, facility inspection, facility upgrades, and preparation of test and final GMP certification materials such as equipment validation, safety procedures, employee training, and all related documentation. In order to guarantee the fulfillment of these services, Newsummit adheres to a strict internal quality control system which is based upon a set of standard operating procedures that integrate with GMP manufacturing standards. Because of these proven standard procedures, Newsummit is able to reduce overall construction and validation costs, and shorten the period of GMP certification. After completing each project and transferring management of a facility to the customer, Newsummit’s technical service department assists customers through the process of GMP certification. Representative GMP consulting services customers are: Shanghai Biotechnology Co, Ltd. for pre-certification testing and successful GMP certification; Shanghai Chinese Medicine University for GMP technical services; Anhu Sangri Biotechnology Co., Ltd., Dalian Hissen Biopharma Inc. Hydrophobia Vaccine Plant, and the Pharmaceuticals Corporation of Shanghai University of Traditional Chinese Medicine. A typical GMP consultation services contract will take from one month to one year to complete. The average fee range for a typical contract is 50,000 RMB to 1,000,000 RMB.

Safety and Quality Assurance

Newsummit strives for all of the Company's facilities, procedures and personnel to conform with international standards for GLP, GMP and IHC. Newsummit is currently building a pilot manufacturing plant that the Company expects will meet the GMP standard of the PRC SFDA. To comply with GMP operational requirements, the Company has written and implemented a quality assurance validation plan, procedures, and a complete documentation system. The manufacturing facilities have received the Certificate of GMP for Pharmaceutical Products issued by the PRC SFDA. Company facilities also meet GMP requirements of Chinese and international regulatory agencies. Newsummit maintains strict control management of its staff, plant environment, support facilities, raw materials, hygiene, validation, documentation, manufacturing process, quality control, product selling, and sales follow-up resolution. The Company's personnel are routinely trained on these procedures and documentation control to ensure a proficient comprehensive quality assurance system and the quality of the finished products.

Newsummit bases its operations on an "excellence in service" concept. To meet high goals, the Company established a team of well-known nationwide experts, professors and doctors to provide customers with the highest level technical support possible. This team provides the core of the Company's advisory response center, which promises to take action within 24 hours in case of emergency, 365 days a year. Newsummit’s facilities are fully compliant with world advanced GMP Quality Assurance System (QAS), international standards on bio-pharmaceutical manufacturing. The Company’s pilot/clinical lot production plant conforms to U.S. FDA and EU GMP requirements, with major equipment and facilities imported from Europe and North America. The Company’s key protein expression equipment will be validated by an FDA-designated GMP validation consulting company.

Licensing and Intellectual Property

The State Food and Drug Administration of the government of the PRC issues the licenses and permits for permission to market and manufacture pharmaceutical products in the PRC. Generally, licenses and permits issued by the SFDA are revocable by the SFDA at any time, with or without cause. Newsummit and/or its collaborative marketing partners have not been granted any product licenses and permits.

Newsummit primarily operates in the prescription pharmaceutical product market segment. The Company attempts to protect its products with patents. Currently, Newsummit has been issued 9 patents and has 52 patents pending before the government of the PRC and other international jurisdictions. Newsummit has partnered with certain customers for some of these patents and patent applications. The SFDA has also implemented a new guideline requiring all pharmaceutical companies to obtain Chinese Good Manufacturing Practices certification and national approval licenses to manufacture each of their drugs. Newsummit adheres to regulatory procedures that are currently in compliance with these new guidelines. In the PRC, patents typically are valid for a period of 8 years from the date of the patent’s approval. Further, under SFDA regulations, no drug may be sold in the PRC without a production license approval. An SFDA production license approval provides marketing exclusivity for a drug for a period of five years.

Patents and Patent Applications.

Newsummit currently has 15 patent applications on file in the PRC relating to, but not limited to, production methods for fusion protein suitable for high expression, human keratinocyte growth, proinsulin and recombinant bovine enterokinase. Such patent applications have been accepted by the PRC and are currently under review.

Significant Customers

In 2004, our significant customers were Tianjin Pharmaceutical Holdings, Ltd., Dalian Orient Longsheng Enterprise Group, Shanxi Pude Pharma Co., Ltd., Darou Pakhsh Pharma Mfg., Shanghai Yizhong Biotech Co., Ltd., Dalian Orient Longsheng Enterprise Group and Beijing Evergene Biomed-Tech. Co., Ltd.

Business Model Summary

Newsummit’s business model is built upon the premise that a significant business opportunity lies in providing the development and commercialization bridge between early stage drug research and the end user market in the PRC. In reviewing the financial opportunity of specific research candidates or projects, Newsummit makes a determination as to the level of risk it is willing to incur versus the probability and potential magnitude of commercial success. The Company’s revenue model is positioned to attempt to mitigate risk with a fee-for-service component, while attempting to potentially maximize revenue with a sharing of net sales and profits and/or royalty component. In general, Newsummit determines the balance between these two components based upon the stage of the drug development, manufacturing criteria, and ultimately, market potential. Newsummit attempts to manage the risk of drug development and commercialization by exploiting well-tested workflow methods and procedures and by careful analysis of the skill and capability of potential commercial manufacturing partners.

Newsummit generates revenue from a drug development project in a variety of ways depending upon the specifics of the drug candidate and the stage at which the Company attracts a development or manufacturing partner. With projects at an early stage of development, Newsummit may make an upfront investment to acquire the intellectual property or license rights to the drug candidate, or negotiate to outright acquire the drug candidate. Newsummit then seeks out grant or other similar funding to offset direct early stage development expenses with collaborative third party research and technical partners who can perform key drug development tasks. As a project moves from early stage laboratory research to pilot manufacturing and preclinical research, Newsummit attempts to find a commercial manufacturing/marketing partner. Upon attracting such a partner, Newsummit typically negotiates a fee-for-service contract for the remaining drug development, and regulatory and manufacturing approvals. In addition, Newsummit will seek to share in the drug’s commercial potential by negotiating a back-end royalty on sales or a specified share of sales and net profits. Newsummit does not intend to commercially manufacture and sell products directly.

Newsummit negotiates the fee-for-service and revenue sharing participation with potential manufacturing partners on a case-by-case basis. In general, a manufacturing partner will sign a service contract that calls for “down payment” at signing, an upfront payment to initiate the services, and progress payments tied to regulatory benchmarks, such as the filing for a clinical trial license. Service performance criteria such as timelines are included in these contracts. Newsummit receives allocated portions of the service contract fee as each technical or regulatory benchmark is met. Upon the receipt of SFDA manufacturing approval, the “revenue sharing” contract comes into force. Newsummit’s highest value contracts are long-term technology transfer contracts.

DESCRIPTION OF PROPERTY

Newsummit leases 831 square meters of space for the Company’s headquarters facilities at 398 Tianlin Road, 4th Floor, Xuhui District, Shanghai, PRC. The Company’s headquarters facilities house administration, finance and accounting, and research personnel. The space includes a small wet-laboratory facility where the Company conducts certain of its laboratory research and pre-pilot manufacturing research activities. The space is leased for 373,180 RMB per year.

Newsummit is currently building out and equipping a 2000 square meter GMP pilot and clinical batch manufacturing facility. The manufacturing space is located in a new building on HongMei Road, Shanghai. The manufacturing facility, when completed, validated and GMP approved, will be capable of producing, lyophilizing and packaging clinical trial product derived from E.coli and yeast expression systems. The rent for Newsummit’s manufacturing facility is 1300 RMB per month.

Newsummit owns or leases a variety of other small-scale analytical, wet-laboratory, protein expression, protein purification and lyophilizing equipment required to perform its contract research services.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is not traded on any exchange. We plan to eventually seek listing on the OTC Bulletin Board, once our registration statement has cleared comments of the Securities and Exchange Commission, and the N.A.S.D. We cannot guarantee that we will obtain a listing. Currently, there is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed.

A market maker sponsoring a company's securities is required to obtain a listing of the securities on any of the public trading markets, including the OTC Bulletin Board. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock. We may be unable to locate a market maker that will agree to sponsor our securities. Even if we do locate a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the OTC Bulletin Board.

We intend to apply for listing of the securities on the OTC Bulletin Board, but there can be no assurance that we will be able to obtain this listing. The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchanges. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

However, broker-dealers may be discouraged from effecting transactions in our Shares because they will be considered penny stocks and will be subject to the penny stock rules.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended, impose sales practice and disclosure requirements on NASD brokers-dealers who make a market in a “penny stock.” A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Assuming we get our shares listed for trading, purchases and sales of our shares are expected to be generally facilitated by NASD broker-dealers who will act as market makers for our shares. The additional sales practice and disclosure requirements imposed upon brokers-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market, assuming one develops.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transactions is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

After closing of the Exchange Offer, there will be approximately 8 holders of record of our common stock.

Dividends

We have not paid any cash dividends with respect to our common stock in the last two fiscal years. We do not intend to pay any cash dividends on our common stock in the foreseeable future. All cash resources are expected to be invested in developing our business plan. Payment of future dividends, if any, will depend upon our future earnings and capital requirements and other factors that our board of directors considers appropriate.

Options and Warrants

As of November 14, 2005, the Company does not have any outstanding warrants or options to purchase shares of its common stock.

Securities Authorized for Issuance under Equity Compensation Plans

The following table discloses information as of December 31, 2004 with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	0	N/A	0
Equity compensation plans not approved by security holders	0	N/A	0
Total	0	0	0

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to all individuals serving as our chief executive officer or acting in a similar capacity during the last completed fiscal year and other executive officers other than our CEO, who were serving as executive officers at the end of the last competed fiscal year; provided, however that no disclosure is being provided for any executive officer, other than the CEO, whose total annual salary and bonus does not exceed $100,000.

SUMMARY COMPENSATION TABLE

Name And Principal Position	Year	Annual Compensation			Long-Term Compensation
		Salary ($)	Bonus ($)	Other Annual Comp- ensation ($)	Awards		Payouts	All Other Compen- Sation ($)
					Restricted Stock Awards ($)	Securities Under-lying Options/ SARs (#)	LTIP Payouts ($)
Jun Ren, Chief Executive Officer, Director	2005	800,000	0	0	0	0	0	0
Yang Bin Huang, Chief Operating Officer	2005	420,000	0	0	0	0	0	0
Wei Guo Huang, Chief Financial Officer	2005	210,000	0	0	0	0	0	0
Wei Shen, Deputy General Manager	2005	370,000	0	0	0	0	0	0
Xinyun Liu, Director	2005	0
Yi Zhang, Deputy General Manager	2005	500,000	0	0	0	0	0	0
Wer Jia, Director	2005	0
Shoushan Shi, Chairman, Director	2005	0	0	0	0	0	0	0
Xiao Zhou, Director	2005	0	0	0	0	0	0	0

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth the grant of stock options made during the year ended December 31, 2004 to the persons named in the Summary Compensation Table:

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Period(c)	Exercise Price per Share	Expiration Date(d)
None	0	0	0	n/a

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information with respect to unexercised stock options held by the persons named in the Summary Compensation Table at December 31, 2004. No stock options were exercised in 2004 by those persons.

	Number of Unexercised Options at Fiscal Year-End		Value of Unexercised in- the-Money Options at Fiscal Year-End($) (a)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
None	0	0	0	0

Compensation of Directors

All directors are reimbursed for out-of-pocket expenses in connection with attendance at board of director's and/or committee meetings.

Employment Agreements

We have entered into formal employment agreements with some of our executive officers. The Company has a standard form of employment contract which all employees of the Company sign upon employment. The employment contract varies from one to five years, depending on the positions of the employee. In addition, all employees sign confidentiality agreements with the Company.

The Company has a standard form of Non-Competition Agreements. Four directors of the Company have signed the Non-Competition Agreement, and they are Mr. Jun Ren, our Chief Executive Officer, Mrs. Yang Bin Huang, our Chief Operating Officer, Dr. Yi Zhang and Wei Shen, our Deputy General Managers.

The Non-Competition Agreements stipulate that within three years of the termination of the employment contract, the director shall not directly or indirectly solicit or help solicit the Company’s employee, who holds or may hold the Company’s business secrets, to reveal those secrets to or to leave for any third party without Company’s prior consent. Furthermore, within three years of termination of the employment contract and within the territories where the Company’s business are conducted, the director shall not directly or indirectly influence or try to influence the relationship between the Company and its clients, which include but not limited to those who had, or have, or will have business relationship with the Company, and therefore shall not solicit the Company’s clients to shift to any third party.

Benefit Plans

We do not have any pension plan, profit sharing plan, or similar plans for the benefit of our officers, directors or employees. However we may establish such plans in the future.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements regarding accounting and financial disclosure matters with our independent certified public accountants.

LEGAL MATTERS

The validity of the shares of common stock being offered under this prospectus will be passed upon for us by Kirkpatrick & Lockhart Nicholson Graham LLP.

EXPERTS

Our consolidated financial statements have been audited by Kabani & Company, Inc., independent public accountants, and have been included in this prospectus in reliance upon the report of that firm and their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus is filed as part of the registration statement, and it does not contain all of the information in the registration statement, as some portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are obligated to file reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

We intend to voluntarily furnish our security holders with an annual report that contains audited financial statements.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

Page

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS	F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 and 2003:

UNAUDITED BALANCE SHEET AS OF JUNE 30, 2005	F-3

BALANCE SHEET AS OF DECEMBER 31, 2004	F-4

STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004 (UNAUDITED).	F-5

STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003.	F-6

STATEMENTS OF STOCKHOLDERS’ EQUITY FOR THE SIX MONTHS ENDED JUNE 30, 2005 (UNAUDITED)	F-8

STATEMENTS OF STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003	F-9

STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004 (UNAUDITED)	F-10

STATEMENTS OF CASH FLOWS FOR YEARS ENDED DECEMBER 31, 2004 AND 2003	F-11

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004	F-13 - F-19

NOTES TO THE CONSOLIDTAED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003:	F-20 - F-26

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Shanghai Newsummit Biopharma Company, Ltd.

We have audited the accompanying balance sheet of Shanghai Newsummit Biopharma Company, Ltd. (a People’s Republic of China corporation) as of December 31, 2004 and the related statements of income, stockholders’ equity, and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shanghai Newsummit Biopharma Company, Ltd. as of December 31, 2004, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ Kabani & Company, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

Huntington Beach, California
January 12, 2005

BALANCE SHEET
June 30, 2005
(Unaudited)

ASSETS
CURRENT ASSETS:
Cash & cash equivalents	$159,802
Accounts receivable, net	3,272,637
Advances to suppliers	145,115
Other receivable	711,122

Total current assets	4,288,676

PROPERTY AND EQUIPMENT, net	333,258

$4,621,934

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$31,326
Accrued expenses	1,238,756
Advance from customers	279,942

Total current liabilities	1,550,024

STOCKHOLDERS' EQUITY
Shares capital, no par value, 25,100,000 authorized, issued and outstanding	2,280,847
Advances to shareholders	(768,712)
Statutory reserve	93,539
Retained earnings	1,466,236
Total Stockholder's Equity	3,071,910

$4,621,934

SHANGHAI NEWSUMMIT BIOPHARMA CO., LTD.
BALANCE SHEET
DECEMBER 31, 2004

ASSETS
CURRENT ASSETS:
Cash & cash equivalents	$577,697
Accounts receivable, net	2,489,424
Advances to suppliers	73,299
Advances to shareholders	61,183
Other receivable	47,617
Loan to employees	99,488
Total current assets	3,348,708

PROPERTY AND EQUIPMENT, net	353,828

DEPOSIT	10,384

$3,712,920

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$26,458
Accrued expenses	523,086
Advances from customer	714,695
Total current liabilities	1,264,239

STOCKHOLDERS' EQUITY
Shares capital, 12,500,000 authorized, issued and outstanding	1,512,500
Retained earnings	936,181
Total stockholders' equity	2,448,681

$3,712,920

SHANGHAI NEWSUMMIT BIOPHARMA CO., LTD. STATEMENTS OF OPERATIONS FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2005 AND 2004 (UNAUDITED)

	For the Six Month Periods Ended June 30
	2005	2004

Net revenue	$1,859,371	$503,239

Cost of revenue	117,857	140,033

Gross profit	1,741,514	363,206

Operating expenses
Selling expenses	158,485	77,830
R & D expenses	193,396	184,525
General and administrative expenses	584,298	112,400
Total operating expenses	936,179	374,755

Income from operations	805,335	(11,549)

Non-operating Income (expense):
Subsidy income	4,840	33,880
Interest income	1,256	-
Foreign currency gain (loss)	(119)	-
Interest expense	(815)	-
Total non-operating income (expense)	5,162	33,880

Income before income tax	810,497	22,331

Provision for income tax	(186,903)	-

Net Income	$623,594	$22,331

Basic & diluted weighted average shares outstanding	16,746,409	10,000,000

Basic & diluted earnings per share	$0.04	$0.002

SHANGHAI NEWSUMMIT BIOPHARMA CO., LTD.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003

Net revenue	$2,609,762	$1,395,439

Cost of revenue	529,906	548,126

Gross profit	2,079,856	847,313

Operating expenses
Selling expenses	108,395	80,587
R&D expense	234,993	23,604
General and administrative expenses	564,565	319,495
Total operating expenses	907,953	423,686

Income from operations	1,171,903	423,627

Non-operating Income (expense):
Other income (expense)	-	400
Subsidy income	20,570	55,660
Interest income	1,744	2,488
Foreign currency gain (loss)	20	(131)
Interest expense	(1,442)	(6,336)
Total non-operating income (expense)	20,892	52,081

Income before income tax	1,192,795	475,708

Provision for income tax	218,406	-

Net Income	974,389	475,708

Basic & diluted weighted average shares outstanding	12,500,000	10,732,877

Basic & diluted earnings per share	$0.08	$0.04

SHANGHAI NEWSUMMIT BIOPHARMA CO,. LTD. STATEMENTS OF STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	Shares capital
	Number of Shares	Amount		Advances to shareholders	Statutory reserve		Retained earnings (deficit)	Total stockholders’ equity
Balance, January 1, 2003	10,000,000		$1,210,000		$		(513,916)	$696,084

Additional shares capital	2,500,000		302,500				-	302,500

Net income for the year							475,708	475,708

Balance, December 31, 2003	12,500,000		1,512,500				(38,208)	1,474,292

Net income for the year	-	#	-		#		974,389	974,389

Balance, December 31, 2004	12,500,000		$1,512,500		$		936,181	$2,448,681

Additional shares capital			768,347					768,347

Net income for 6/30/05							623,594	623,594

Advances to shareholders				-768,712
Statutory reserve						93,539	-93,539

Balance, June 30, 2005			2,280,847	-768,712		93,539	1,466,236	3,071,910

SHANGHAI NEWSUMMIT BIOPHARMA CO,. LTD.
STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2005
(UNAUDITED)

	Shares capital
	Number of Shares	Amount	Advances to shareholders	Statutory reserve		Retained earnings (deficit)	Total stockholders’ equity
Balance, December 31, 2004	12,500,000	$1,512,500		$		$936,181	$2,448,681

Additional shares capital		768,347					768,347

Net income for 6/30/05						623,594	623,594

Advances to shareholders			-768,712
Statutory reserve					93,539	-93,539

Balance, June 30, 2005		2,280,847	-768,712		93,539	1,466,236	3,071,910

SHANGHAI NEWSUMMIT BIOPHARMA CO., LTD.
STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	Shares capital				Retained	Total
	Number of				earnings	stockholders'
	shares		Amount		(deficit)	equity

Balance, January 1, 2003	10,000,000		$1,210,000		$(513,916)	$696,084

Additional shares capital	2,500,000		302,500		-	302,500

Net income for the year					475,708	475,708

Balance, December 31, 2003	12,500,000		1,512,500		(38,208)	1,474,292

Net income for the year	-	#	-	#	974,389	974,389

Balance, December 31, 2004	12,500,000		$1,512,500		$936,181	$2,448,681

SHANGHAI NEWSUMMIT BIOPHARMA CO., LTD. STATEMENTS OF CASH FLOWS FOR THE SIX MONTH PERIODS ENDED JUNE 30, 2005 AND 2004 (UNADUITED)

	For the Six Month Periods Ended June 30
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$623,594	$22,331
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation and amortization	25,092	23,290
(Increase) / decrease in current assets:
Accounts receivable	(770,609)	(67,668)
Advances to suppliers	(61,432)	(26,713)
Other receivable	(663,505)	(237,008)
Increase / (decrease) in current liabilities:
Accounts payable	4,868	9,738
Accrued expenses	715,670	(569,715)
Advances from customers	(434,753)	36,300
Net cash used in operating activities	(561,075)	(809,445)

CASH FLOWS FROM INVESTING ACTIVITIES
Repayment of advances to employees	99,488	28,891
Purchase of property and equipment	(4,522)	-
Net cash provided by investing activities	94,966	28,891

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances to shareholders	(707,529)	-
Proceeds from capital contribution	768,347	-
Net cash provided by financing activities	60,818	-

NET DECREASE IN CASH & CASH EQUIVALENTS	(405,291)	(780,554)

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	577,697	883,015

CASH & CASH EQUIVALENTS, ENDING BALANCE	$172,406	$102,461

SHANGHAI NEWSUMMIT BIOPHARMA CO., LTD. STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$974,389	$475,708
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	49,323	48,658
Bad debts	81,738	120,731
(Increase) / decrease in current assets:
Accounts receivable	(1,521,702)	(1,058,312)
Advances to suppliers	(72,959)	(340)
Advances to shareholders	(61,183)	-
Other receivables	30,236	9,756
Prepaid expenses	-	11,285
Loan to employees	(70,597)	(28,891)
Deposit	(10,384)	-
Deferred assets	-	108,675
Increase / (decrease) in current liabilities:
Accounts payable	(13,617)	14,303
Advances from customer	565,863	38,236
Accrued expenses	(137,142)	595,225
Net cash provided by (used in) operating activities	(186,035)	335,034
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property & equipment	(4,333)	(10,456)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (payments on) loan	(114,950)	54,450
Proceeds from additional shares capital	-	302,500
Net cash provided by (used in) financing activities	(114,950)	356,950
NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	(305,318)	681,528
CASH & CASH EQUIVALENTS, BEGINNING BALANCE	883,015	201,487
CASH & CASH EQUIVALENTS, ENDING BALANCE	$577,697	$883,015

SHANGHAI NEWSUMMIT BIOPHARMA CO., LTD.
NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)

(JUNE 30, 2005 AND 2004)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Shanghai Newsummit Biopharma Company, Ltd. (SNBC or the “Company”) was incorporated on April 24, 2001. The Company is located in Caohejin High Tech Park, Shanghai, in People’s Republic of China. The Company’s business focus is on research and development works relating to pharmaceutical, biopharmaceutical and health products, diagnostic reagents, medical devices and laboratory equipments. The Company is also involved in licensing and transfers of self developed technologies as well as offering of related scientific and technical consulting services.

2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts and Other Receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Terms of the sales vary from COD through a credit term up to 9 to 12 months. Reserves are recorded primarily on a specific identification basis. Allowance for doubtful debts amounted to $650,598 as at June 30, 2005.

Advances to suppliers

The Company advances to certain vendors for purchase of its material. The advances to suppliers are interest free and unsecured. The advances to suppliers amounted to $145,115 at June 30, 2005.

Advances to shareholders

The Company has advances to shareholders as of June 30, 2005 $ 768,712. The advances are non-interest bearing, due on demand and unsecured. The advance to shareholders has been reflected in the equity section of the Balance Sheet as a contra equity account.

Property & Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of: 30 years for building, 10 years for machinery, 5 years for office equipment and 8 years for vehicles. At June 30, 2005, the following are the details of the property and equipment:

Cost of property & equipment	$468,362
Less: Accumulated depreciation	(135,104)
Net	$333,258

Long-lived assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived asset and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business.” The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of June 30, 2005 there were no significant impairments of its long-lived assets.

Fair value of financial instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue Recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

For contract sum less than $24,200, the Company recognizes the revenue upon the completion of the Contract. Revenues from fixed price contracts and contract sum above $24,000, revenues are recognized on the percentage of completion method. Using this method, revenues are recognized based upon the percentage that accrued costs to date bear to total estimated costs for each individual contract. The liability “Advances from customers” represents billings in excess of revenues recognized.
Major terms of significant agreements signed by the Company are as follows:

The duration of the clinical research is within one year time frame. The customer pays the non-refundable clinical cost upfront. The Company will share the ownership of potential drug developed, however, the customer owns the right to produce. The Company may sale its share of ownership to the customer. The customer may invest with the Company to jointly produce the drug.

Advertising Costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the six month periods ended June 30, 2005 was insignificant.

Stock-based compensation

In October 1995, the FASB issued SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, “Accounting for stock issued to employees” (APB 25) and related interpretations with proforma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company uses the intrinsic value method prescribed by APB 25 and has opted for the disclosure provisions of SFAS No.123. No options have been granted for the six month periods ended June 30, 2005 and 2004, respectively.

Income Taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

LOCAL PRC INCOME TAX

The Company is subject to People’s Republic of China Enterprise Income Tax at a rate of 15% on the net income. The amount of income tax in the People’s Republic of China amounted to $186,903 and $0 for six month periods ended June 30, 2005 and 2004, respectively. No significant deferred tax liabilities or assets existed as of June 30, 2005.

Foreign currency transactions and comprehensive income (loss)

Assets and liabilities in foreign currency are recorded at the balance sheet date at the rate prevailing on that date. Items of income statement are recorded at the average exchange rate. Gain or loss on foreign currency transactions are reflected on the income statement. Gain or loss on financial statement translation from foreign currency are recorded as a separate component in the equity section of the balance sheet, as component of comprehensive income. The functional currency of the Company is Chinese Renminbi.

During the six month periods ended June 30, 2005 and 2004, translation gain was insignificant.

Basic and diluted net loss per share

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Statement of Cash Flows:

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment Reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. SFAS 131 has no effect on the Company's consolidated financial statements as the Company consists of one reportable business segment. All revenue is from customers in People's Republic of China. All of the Company’s assets are located in People's Republic of China.

Recent Pronouncements

In November 2004, the FASB has issued FASB Statement No. 151, "Inventory Costs, an Amendment of ARB No. 43, Chapter 4" ("FAS No. 151"). The amendments made by FAS No. 151 are intended to improve financial reporting by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities.

The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The provisions of FAS No. 151 will be applied prospectively. The Company does not expect the adoption of FAS No. 151 to have a material impact on its consolidated financial position, results of operations or cash flows.

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's second quarter of fiscal 2006. The Company is in process of evaluating the impact of this pronouncements on its consolidated financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS Statement No. 153, "Exchanges of Nonmonetary Assets." The Statement is an amendment of APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Company believes that the adoption of this standard will have no material impact on its financial statements.

In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." The EITF reached a consensus about the criteria that should be used to determine when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss and how that criteria should be applied to investments accounted for under SFAS No. 115, "ACCOUNTING IN CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES." EITF 03-01 also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Additionally, EITF 03-01 includes new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the Financial Accounting Standards Board (FASB) delayed the accounting provisions of EITF 03-01; however the disclosure requirements remain effective for annual reports ending after June 15, 2004. The Company will evaluate the impact of EITF 03-01 once final guidance is issued.

3. ACCRUED EXPENSES

Accrued expense consists of the following as of June 30, 2005.

Tax payable	$683,610
Welfare payable	41,176
Employee related insurance payable	178,043
Other accrued expenses	335,928
Total	$1,238,756

4. ADVANCES FROM CUSTOMER

At June 30, 2005, the Company has advances from certain customers amounting $279,942. These advances from customers are interest free and unsecured.

5. SHAREHOLDERS’ EQUITY

At September 16, 2003, the Company increased their register capital from RMB 10,000,000 to RMB 12,500,000 which is equivalent to $ 1,512,500. On May 9, 2005, the Company increased its capital by RBM 12,600,000 (US$ 1,524,597) from RMB 12,500,000 to RMB $25,100,000. A shareholder contributed RMB 6,350,000 (US$ 768,347) in cash. As a result of these contributions, this shareholder became the majority shareholder of the Company.

6. EMPLOYEE WELFARE PLAN

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes annual contributions of 14% of all employees' salaries to employee welfare plan. The total expense for the above plan $23,880 and $26,261 for the six month periods ended June 30, 2005 and 2004, respectively. The Company has recorded welfare payable of $41,176 at June 30, 2005.

7. STATUTORY COMMON WELFARE FUND

As stipulated by the Company Law of the People’s Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

(i)	Makingup cumulative prior years’ losses, if any;

(ii)
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

(iii)
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's “Statutory common welfare fund”, which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

(iv)	Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

The amount included in the statutory reserve for the six months ended years June 30, 2005 and 2004 amounted to $31,180 and $1,117, respectively.

8. STATUTORY RESERVE

In according with the China Company Law, the company has allocated 10% of its annual net income, amounting $62,359 and $2,233 for the six months ended years June 30, 2005 and 2004.

9. EARNINGS PER SHARE

Earnings per share for the six month periods ended June 30, 2005 and 2004 were determined by dividing net income for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding.

10. CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company had three major vendors who provided over 71% of the Company’s raw materials for the six month periods ended June 30, 2005. The payable balance to these vendors amounted to $22,241 at June 30, 2005.

Three major customers accounted for 83% of the net revenue for the year ended June 30, 2005. The total receivable balance due from this customer was $1,548,800 at June 30, 2005. One major customer accounted for 36% of the net revenue for six month periods ended June 30, 2004.

The Company's operations are carried out in the People’s Republic of China. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the People’s Republic of China, by the general state of the People’s Republic of China‘s economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

11. RECLASSIFICATIONS

Certain prior period amounts have been reclassified to conform to the six month periods ended June 30, 2005 presentation.

SHANGHAI NEWSUMMIT BIOPHARMA CO., LTD.
NOTES TO THE FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Shanghai Newsummit Biopharma Company, Ltd. (SNBC or the “Company”) was incorporated on April 24, 2001 with a registered capital of RMB 25,100,000 or about $3 million. The Company is located in Caohejin High Tech Park, Shanghai, in the People’s Republic of China (the “PRC”). The Company’s business focus is on research and development works relating to pharmaceutical, biopharmaceutical and health products, diagnostic reagents, medical devices and laboratory equipments. The Company is also involved in licensing and transfers of self developed technologies as well as offering of related scientific and technical consulting services.

2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Terms of the sales vary from COD through a credit term up to 9 to 12 months. Reserves are recorded primarily on a specific identification basis. Allowance for doubtful debts amounted to $202,469 as of December 31, 2004.

Advances to suppliers

The Company advances to certain vendors for purchase of its material. The advances to suppliers are interest free and unsecured. The advances to suppliers amounted to $73,299 at December 31, 2004.

Advances to shareholders

The Company has advanced $241,173 to shareholders as of December 31, 2004. The advances are non-interest bearing, due on demand and unsecured.

Loan to employees

As of December 31, 2004, the Company has a loan to its employees of $99,488. The loan is unsecured, non-interest bearing and due on demand.

Property & Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of: 30 years for building, 10 years for machinery, 5 years for office equipment and 8 years for vehicles. As of December 31, 2004, the following are the details of the property and equipment:

Cost of property & equipment	$463,840
Less: Accumulated depreciation	(110,012)
Net	$353,828

Long-lived assets

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December 31, 2004 there were no significant impairments of its long-lived assets.

Fair value of financial instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue Recognition

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied and recorded as unearned revenue.

For a contract sum of less than $24,200, the Company recognizes the revenue upon the completion of the contract. Revenues from fixed price contracts and contract sums above $24,000, are recognized on the percentage of completion method. Using this method, revenues are recognized based upon the percentage that accrued costs to date bear to total estimated costs for each individual contract. The liability “Advances from customers” represents billings in excess of revenues recognized.

Major terms of significant agreements signed by the Company are as follows:

The duration of the clinical research is within a one year time frame. The customer pays the non-refundable clinical cost upfront. The Company will share the ownership of the potential drug developed, however, the customer owns the right to produce. The customer may invest with the Company to jointly produce the drug.

Advertising Costs

The Company expenses the cost of advertising as incurred or, as appropriate, the first time the advertising takes place. Advertising costs for the years ended December 31, 2004 and 2003 were insignificant.

Stock-based compensation

In October 1995, the FASB issued SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expenses to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, “Accounting for stock issued to employees” (APB 25) and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company uses the intrinsic value method prescribed by APB 25 and has opted for the disclosure provisions of SFAS No.123. No options have been granted for the years ended December 31, 2004 and 2003.

Income Taxes

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

LOCAL PRC INCOME TAX

The Company is subject to the PRC Enterprise Income Tax at a rate of 15% on the net income. The amount of income tax in the PRC amounted to $218,406 for year 2004 and $0 for 2003 due to utilization of prior years net operating losses. No significant deferred tax liabilities or assets existed as of either December 31, 2004 or 2003.

Foreign currency transactions and comprehensive income (loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain statements, however, require entities to report specific changes in assets and liabilities, such as gain or loss on foreign currency translation, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. The functional currency of the Company is Chinese Renminbi. The unit of Renminbi is in Yuan. During the years ended December 31, 2004 and 2003, the translation gain was insignificant.

Basic and diluted net loss per share

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), “Earnings per share”. SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Statement of Cash Flows:

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations is calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

Segment Reporting

Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. SFAS 131 has no effect on the Company's consolidated financial statements as the Company consists of one reportable business segment. All revenue is from customers in the PRC. All of the Company’s assets are located in the PRC.

Recent Pronouncements

In November 2004, the FASB issued FASB Statement No. 151, "Inventory Costs, an Amendment of ARB No. 43, Chapter 4" ("FAS No. 151"). The amendments made by FAS No. 151 are intended to improve financial reporting by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities.

The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The provisions of FAS No. 151 will be applied prospectively. The Company does not expect the adoption of FAS No. 151 to have a material impact on its consolidated financial position, results of operations or cash flows.

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's second quarter of fiscal 2006. The Company is in process of evaluating the impact of this pronouncements on its consolidated financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS Statement No. 153, "Exchanges of Nonmonetary Assets." The Statement is an amendment of APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Company believes that the adoption of this standard will have no material impact on its financial statements.

In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." The EITF reached a consensus about the criteria that should be used to determine when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss and how that criteria should be applied to investments accounted for under SFAS No. 115, "ACCOUNTING IN CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES." EITF 03-01 also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Additionally, EITF 03-01 includes new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the Financial Accounting Standards Board (FASB) delayed the accounting provisions of EITF 03-01; however the disclosure requirements remain effective for annual reports ending after June 15, 2004. The Company will evaluate the impact of EITF 03-01 once final guidance is issued.

3. ACCRUED EXPENSES

Accrued expense consists of the following as of December 31, 2004.

Tax payable	$406,130
Welfare payable	37,007
Employee related insurance payable	66,364
Other accrued expenses	13,585
Total	$523,086

4. ADVANCES FROM CUSTOMER

As of December 31, 2004, the Company has advances from certain customers amounting to $714,695. These advances from customers are interest free and unsecured.

5. SHAREHOLDERS’ EQUITY

As of September 16, 2003, the Company increased their registered capital from RMB 10,000,000 to RMB 12,500,000, which is equivalent to $1,512,500. There were no changes in the payments in capital of the Company during the year ended December 31, 2004.

6. EMPLOYEE WELFARE PLAN

The Company has established its own employee welfare plan in accordance with Chinese law and regulations. The Company makes annual contributions of 14% of all employees' salaries to its employee welfare plan. The total expenses for the above plan were $23,620 and $16,836 for the year ended December 31, 2004 and 2003, respectively. The Company has recorded welfare payments in the amount of $37,007 as of December 31, 2004.

7. STATUTORY COMMON WELFARE FUND

As stipulated by the Company Law of the PRC, net income after taxation can only be distributed as dividends after appropriation has been made for the following:

(v)	Making up cumulative prior years’ losses, if any;

(vi)
Allocations to the “Statutory surplus reserve” of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

(vii)
Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's “Statutory common welfare fund”, which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

(viii)	Allocations to the discretionary surplus reserve, if approved in the shareholders’ general meeting.

The Company did not provide a reserve for the welfare fund for the years ended December 31, 2004 and 2003.

8. EARNINGS PER SHARE

Earnings per share for the years ended December 31, 2004 and 2003 were determined by dividing net income for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding.

9. CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company had three major vendors who provided over 47% of the Company’s raw materials for the year ended December 31, 2004. Total purchases from these vendors were 68% of the Company’s total raw materials purchased for the year ended December 31, 2004. The payable balance to these vendors amounted to $1,312 as of December 31, 2004.

One major customer accounted for 26% of the net revenue for the year ended December 31, 2004. The total receivable balance due from this customer was $726,000 as of December 31, 2004. One major customer accounted for 36% of the net revenue for the year ended December 31, 2003. The total receivable balance due from this customer was $371,219 as of December 31, 2003.

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC and by the general state of the PRC’s economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

10. RECLASSIFICATIONS

Certain prior period amounts have been reclassified to conform to the year ended December 31, 2004 presentation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   Indemnification of Directors and Officers.

Section 102(a)(7) of the Delaware General Corporation Law (“DGCL”) authorizes Delaware corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102(a) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to us or our stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by Section 102(a). Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchase or redemptions as provided in Section 174 of the DGCL; or (iv) for any transactions from which the director derived an improper personal benefit.

Section 145 of the DGCL authorizes Delaware corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had not reasonable cause to believe the person's conduct was unlawful.

Section 145(g) of the DGCL authorizes Delaware corporations to purchase insurance covering liabilities asserted against directors, officers, employees and agents.

Our directors and officers are indemnified as provided by the Delaware General Corporation Law and in our bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense or any action, suit or proceeding) is asserted by one of our directors, officers or controlling persons in connection with any of our securities that are being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.   Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee		$2,354.00
Accounting fees and expenses	$	[_____	]
Legal fees and expenses	$	*[_____	]
Printing and related expenses	$	*[_____	]
Miscellaneous	$	*[_____	]
TOTAL	$	[_____	]

* Estimated.

Item 26.   Recent Sales of Unregistered Securities.

In June 2005, the Company entered into a private placement with Jesup & Lamont Securities (“Jesup”), whereby the Company issued 1,875,000 shares of common stock to Jesup & Lamont Securities (“Jesup”) in exchange for Jesup’s services rendered to the Company. Such shares were exempt from securities registration as provided by Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the 1933 Act to the extent necessary to issue the shares of common stock.

Item 27.   Exhibits.

    The following exhibits are included as part of this Form SB-2.

Exhibit No.             Description
3.1	Newsummit Biopharma Co., Inc. Certificate of Incorporation

3.2	Newsummit Biopharma Co., Inc. Bylaws.

5*	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP as to the legality of the shares.

10.1*	Share Exchange Agreement dated November [__], 2005 is incorporated by reference to Exhibit 10.1 to the Form 8-K current report of the Company for [__________].

10.2	Shanghai Newsummit Biopharma Co., Ltd. Employment Contract.

10.3
New Drug Research and Development Agreement (KGF-2 pre-clinical research, clinical research and new drug application), dated November 8, 2004, by and between Dalian Longsheng Pharma Co., Ltd and Shanghai Newsummit Biopharma Co., Ltd.

10.4
New Drug Research and Development Agreement (HGH pre-clinical research, clinical research and new drug application), dated November 8, 2004, by and between Dalian Longsheng Pharma Co., Ltd and Shanghai Newsummit Biopharma Co., Ltd.

10.5
New Drug Research and Development Agreement (C peptide pre-clinical research, clinical research and new drug application), dated February 26, 2005, by and between Dalian Longsheng Pharma Co., Ltd and Shanghai Newsummit Biopharma Co., Ltd.

10.6	Shanghai Newsummit Biopharma Co., Ltd. Non-Competition Agreement.Non-Competition Agreement.

10.7	Shanghai Newsummit Biopharma Co., Ltd. Confidentiality Agreement.

21*	Subsidiaries.

23.1	Consent of Kabani & Company, Inc., certified public accountants.

23.2	Consent of Kirkpatrick & Lockhart Nicholson Graham, LLP.

24	Power of Attorney (on signature page).
______________
* To be filed by Amendment.

Item 28.   Undertakings.

The undersigned registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act, and

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(c) Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (Sections 230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly authorized this registration statement to be signed on its behalf by the undersigned.

Date: November 14, 2005
Newsummit Biopharma Co., Inc.

By: /s/ Jun Ren
Jun Ren
Chief Executive Officer

POWER OF ATTORNEY

Each director and/or officer of the registrant whose signature appears below hereby appoints the Jun Ren and Wei Guo Huang, and each of them severally, as his/her attorney-in-fact to sign in his/her name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such Agent for Service as its attorney-in-fact with like authority to sign and file any such amendment in its name and behalf.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jun Ren Jun Ren	Chief Executive Officer, Director,	November 14, 2005

/s/ Yi Zhang Yi Zhang	Deputy General Manager, Director	November 14, 2005

/s/ Xiao Zhou Xiao Zhou	Director	November 14, 2005

/s/ Shoushan Shi Shoushan Shi	Director	November 14, 2005

S-1

EXHIBIT INDEX

Exhibit No.	Description
3.1	Newsummit Biopharma Co., Inc. Certificate of Incorporation.
3.2	Newsummit Biopharma Co., Inc. Bylaws.
5	Opinion of Kirkpatrick & Lockhart Nicholson Graham LLP as to the legality of the shares.
10.1	Share Exchange Agreement, dated _____________, by and between Newsummit Biopharma Co., Ltd and Green Villa Holdings, Ltd.
10.2	Shanghai Newsummit Biopharma Co., Ltd. Employment Contract.
10.3
New Drug Research and Development Agreement (KGF-2 pre-clinical research, clinical research and new drug application), dated November 8, 2004, by and between Dalian Longsheng Pharma Co., Ltd and Shanghai Newsummit Biopharma Co., Ltd.

10.4
New Drug Research and Development Agreement (HGH pre-clinical research, clinical research and new drug application), dated November 8, 2004, by and between Dalian Longsheng Pharma Co., Ltd and Shanghai Newsummit Biopharma Co., Ltd.

10.5
New Drug Research and Development Agreement (C peptide pre-clinical research, clinical research and new drug application), dated February 26, 2005, by and between Dalian Longsheng Pharma Co., Ltd and Shanghai Newsummit Biopharma Co., Ltd.

10.6	Shanghai NewSummit Biopharma Co., Ltd. Non-Competition Agreement.
10.7	Shanghai NewSummit Biopharma Co., Ltd. Confidentiality Agreement.
21	Subsidiaries.
23.1	Consent of Kabani & Company, Inc., certified public accountants.
23.2	Consent of Kirkpatrick & Lockhart Nicholson Graham, LLP.
24	Power of Attorney (on signature page).